EXHIBIT 10(s) – Credit Agreement dated as of December 11, 2003 among

Lincoln National Corporation, as Borrower, the Banks Party Hereto and JPMorgan Chase Bank,

as Administrative Agent

EXECUTION COPY

THIRD AMENDED AND RESTATED

LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT

dated as of

December 11, 2003

among

LINCOLN NATIONAL CORPORATION,

as an Account Party and Guarantor

The SUBSIDIARY ACCOUNT PARTIES,

as additional Account Parties

The BANKS Party Hereto

and

JPMORGAN CHASE BANK,

as Administrative Agent

$550,000,000

J.P. MORGAN SECURITIES INC.,

as Sole Advisor, Sole Lead Arranger and Sole Bookrunner

THE BANK OF NEW YORK, CITICORP USA, INC.,

WACHOVIA BANK, NATIONAL ASSOCIATION and MELLON BANK, N.A.,

as Syndication Agents

TABLE OF CONTENTS1

Page
ARTICLE I DEFINITIONS
SECTION 1.01.	Definitions
SECTION 1.02.	Accounting Terms and Determinations

ARTICLE II THE CREDITS
SECTION 2.01.	The Commitments
SECTION 2.02.	Issuance and Administration of Committed Letters of Credit
SECTION 2.03.	Reimbursement for LC Disbursements, Cover, Etc.
SECTION 2.04.	Termination, Reduction and Increase of the Commitments
SECTION 2.05.	Fees
SECTION 2.06.	Payments Generally; Pro Rata Treatment
SECTION 2.07.	Alternative Currency Letters of Credit

ARTICLE III CONDITIONS
SECTION 3.01.	Each Credit Event
SECTION 3.02.	Effectiveness

ARTICLE IV REPRESENTATIONS AND WARRANTIES
SECTION 4.01.	Corporate Existence and Power
SECTION 4.02.	Corporate and Governmental Authorization; Contravention
SECTION 4.03.	Binding Effect
SECTION 4.04.	Financial Information
SECTION 4.05.	Litigation
SECTION 4.06.	Compliance with ERISA
SECTION 4.07.	Taxes
SECTION 4.08.	Subsidiaries
SECTION 4.09.	Not an Investment Company
SECTION 4.10.	Obligations to be Pari Passu
SECTION 4.11.	No Default
SECTION 4.12.	Restricted Subsidiaries
SECTION 4.13.	Environmental Matters
SECTION 4.14.	Full Disclosure
SECTION 4.15.	Separate Representations of Subsidiary Account Parties

ARTICLE V COVENANTS
SECTION 5.01.	Information
SECTION 5.02.	Payment of Obligations
SECTION 5.03.	Conduct of Business and Maintenance of Existence

[1]	The Table of Contents is not a part of this Agreement.

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SECTION 5.04.	Maintenance of Property; Insurance
SECTION 5.05.	Compliance with Laws
SECTION 5.06.	Inspection of Property, Books and Records
SECTION 5.07.	Minimum Adjusted Consolidated Net Worth
SECTION 5.08.	Adjusted Debt to Total Capitalization Ratio
SECTION 5.09.	Negative Pledge
SECTION 5.10.	Consolidations, Mergers and Sales of Assets
SECTION 5.11.	Use of Credit
SECTION 5.12.	Obligations to be Pari Passu

ARTICLE VI DEFAULTS
SECTION 6.01.	Events of Default
SECTION 6.02.	Notice of Default
SECTION 6.03.	Alternative Currency Letters of Credit

ARTICLE VII THE ADMINISTRATIVE AGENT
SECTION 7.01.	Appointment and Authorization
SECTION 7.02.	Agent’s Fee
SECTION 7.03.	Agent and Affiliates
SECTION 7.04.	Action by Agent
SECTION 7.05.	Consultation with Experts
SECTION 7.06.	Liability of Agent
SECTION 7.07.	Indemnification
SECTION 7.08.	Credit Decision
SECTION 7.09.	Successor Agent
SECTION 7.10.	Delegation to Affiliates
SECTION 7.11.	Lead Arranger and Other Agents

ARTICLE VIII CHANGE IN CIRCUMSTANCES
SECTION 8.01.	Increased Cost and Reduced Return
SECTION 8.02.	Taxes

ARTICLE IX GUARANTY
SECTION 9.01.	The Guaranty
SECTION 9.02.	Guaranty Unconditional
SECTION 9.03.	Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances
SECTION 9.04.	Waiver by the Company
SECTION 9.05.	Subrogation

ARTICLE X MISCELLANEOUS
SECTION 10.01.	Notices
SECTION 10.02.	No Waivers
SECTION 10.03.	Expenses; Indemnification; Non-Liability of Banks
SECTION 10.04.	Sharing of Set-Offs
SECTION 10.05.	Amendments and Waivers

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SECTION 10.06.	Successors and Assigns
SECTION 10.07.	Collateral
SECTION 10.08.	New York Law
SECTION 10.09.	Judicial Proceedings
SECTION 10.10.	Counterparts; Integration
SECTION 10.11.	Confidentiality
SECTION 10.12.	WAIVER OF JURY TRIAL
SECTION 10.13.	Joinder and Termination of Subsidiary Account Party
SECTION 10.14.	Judgment Currency

Schedule I	Commitments
Schedule II	List of Restricted Subsidiaries

EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Confirming Bank Agreement
EXHIBIT C	Form of Subsidiary Joinder Agreement
EXHIBIT D	Opinion of Dennis L. Schoff, Esq., General Counsel of the Company
EXHIBIT E	Opinion of Milbank, Tweed, Hadley & McCloy LLP, Special New York Counsel to JPMCB
EXHIBIT F	Form of Acceptance by CT Corporation System
EXHIBIT G	Subsidiary Termination Notice

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THIRD AMENDED AND RESTATED LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT dated as of December 11, 2003 among: LINCOLN NATIONAL CORPORATION, the SUBSIDIARY ACCOUNT PARTIES party hereto, the BANKS party hereto and JPMORGAN CHASE BANK, as Administrative Agent.

The Account Parties (as hereinafter defined), certain banks party thereto and JPMorgan Chase Bank, as the administrative agent thereunder are parties to the Second Amended and Restated Letter of Credit and Reimbursement Agreement dated as of December 12, 2002 (as amended and in effect immediately prior to the effectiveness of this Agreement, the “Existing LC Agreement”);

The Account Parties and certain of the banks party to the Existing LC Agreement desire to amend the Existing LC Agreement in certain respects, including the extension of the availability of the commitments thereunder, and to restate in its entirety the Existing LC Agreement, as so amended, and, accordingly, the Account Parties and such banks hereby agree to amend the Existing LC Agreement and the parties hereto hereby agree to restate the Existing LC Agreement, as so amended, in its entirety, effective as of the Effective Date (as defined below), and otherwise agree, as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Definitions. The following terms, as used herein, have the following meanings:

“Account Party” means any of the Company and the Subsidiary Account Parties, as the context may require, and “Account Parties” means all of the foregoing.

“Adjusted Consolidated Net Worth” means, at any date, the sum of (a) the consolidated shareholders’ equity of the Company and its Consolidated Subsidiaries, plus (b) any unrealized losses (or less any unrealized gains) (in each case to the extent reflected in the determination of such consolidated shareholders’ equity) related, directly or indirectly, to securities available-for-sale, as determined in accordance with Statement of Financial Accounting Standards No. 115 (or any successor statements or amendments thereto) (in each case as affected by any subsequent relevant pronouncements of the FASB or, if, and to the extent applicable, the Securities and Exchange Commission), plus (c) the Hybrid Security Amount; provided that in calculating Adjusted Consolidated Net Worth on any date the impact thereon of FIN 46 and DIG B36 shall be excluded.

“Adjusted Total Indebtedness” means, at any date, the sum of (i) short-term debt and long-term debt in the amount that would be reflected on a balance sheet of the Company prepared as of such date on a consolidated basis in accordance with GAAP plus (ii) the Hybrid

Third Amended and Restated Letter of Credit and Reimbursement Agreement

Security Amount on such date; provided that in calculating Adjusted Total Indebtedness on any date the impact thereon of FIN 46 and DIG B36 shall be excluded.

“Administrative Agent” means JPMCB, in its capacity as agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Company) duly completed by such Bank.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Agreement” means this Third Amended and Restated Letter of Credit and Reimbursement Agreement, as it may be amended or modified and in effect from time to time.

“Alternative Currency” means any currency other than Dollars (a) that is freely transferable and convertible into Dollars in the London foreign exchange market and (b) for which no central bank or other governmental authorization in the country of issue of such currency is required to permit use of such currency by any Bank for issuing, renewing, extending or amending letter of credits or funding or making drawings thereunder and/or to permit any Account Party to pay the reimbursement obligations and interest thereon, unless such authorization has been obtained and is in full force and effect.

“Alternative Currency LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Alternative Currency Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Alternative Currency Letters of Credit that have not been reimbursed by or on behalf of the Account Parties at such time. The Alternative Currency LC Exposure of any Bank shall at any time be such Bank’s share of the total Alternative Currency LC Exposure at such time.

“Alternative Currency Letter of Credit” means a letter of credit issued by a Bank in an Alternative Currency pursuant to Section 2.07.

“Alternative Currency Letter of Credit Report” has the meaning set forth in Section 2.07(b).

“Applicable Credit Office” means, as to each Bank, the office at which such Bank shall issue Committed Letters of Credit hereunder as designated in its Administrative Questionnaire or such other office as such Bank may hereafter designate as its Applicable Credit Office by notice to the Company and the Administrative Agent.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

“Applicable Percentage” means, with respect to any Bank, the percentage of the total Commitments represented by such Bank’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to the commitment fees or letter of credit fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Commitment Fee” or “Letter of Credit Fee”, respectively, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

	Index Debt Ratings (S&P/Moody’s)	Commitment Fee	Letter of Credit Fee
Category 1	≥ A / A2	0.08%	0.45%
Category 2	A - / A3	0.10%	0.55%
Category 3	BBB+ / Baa1	0.125%	0.70%
Category 4	≤ BBB / Baa2	0.175%	0.95%

For purposes of the foregoing, (a) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories that are one Category apart, the Applicable Rate shall be determined by reference to the Category of the higher of the two ratings; (b) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories that are more than one Category apart, the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; (c) if only one of Moody’s and S&P shall have in effect a rating for the Index Debt, the Applicable Rate shall be determined by reference to the Category of such rating; (d) if neither Moody’s nor S&P shall have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then the applicable rating shall be determined by reference to Category 4; and (e) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Company to the Administrative Agent and the Banks pursuant to Section 5.01 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Banks shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the

Third Amended and Restated Letter of Credit and Reimbursement Agreement

Applicable Rate shall be determined by reference to the rating of Moody’s and/or S&P, as the case may be, most recently in effect prior to such change or cessation.

“Assignee” has the meaning set forth in Section 10.06(c).

“Assignment and Assumption” means an assignment and assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 10.06), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Bank” means each Person listed under the caption “BANKS” on the signature pages hereof, and each other Person that shall become a party hereto as a Supplemental Bank pursuant to Section 2.04(e) or as an assignee Bank pursuant to Section 2.01(g) or 10.06 (other than any such Person that ceases to be a Bank by means of assignment pursuant to Section 10.06), together with its successors.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Collateral Account” has the meaning set forth in Section 2.03(e).

“Commitment” means, with respect to each Bank, the amount set forth opposite the name of such Bank on Schedule I hereto (or in the Assignment and Assumption, or in any agreement entered into by such Bank pursuant to Section 2.04(e), in each case pursuant to which such Bank shall have assumed its Commitment, as applicable), as such amount may from time to time be reduced pursuant to Section 2.04 or Section 10.06 or increased pursuant to Section 2.04(e) or 10.06. The initial aggregate amount of the Banks’ Commitment is $550,000,000.

“Commitment Availability Period” means the period from and including the Effective Date to but excluding earlier of the Commitment Termination Date and the date of termination of the Commitments.

“Commitment Termination Date” means February 15, 2007 or, if such day is not a Business Day, the next preceding Business Day.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

“Committed LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Committed Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements under Committed Letters of Credit that have not yet been reimbursed by or on behalf of the Account Parties at such time. The Committed LC Exposure of any Bank shall at any time be its Applicable Percentage of the total Committed LC Exposure at such time.

“Committed Letters of Credit” means Letters of Credit issued under Section 2.01.

“Company” means Lincoln National Corporation, an Indiana corporation, and its successors.

“Company’s 2002 Form 10-K” means the Company’s annual report on Form 10-K for 2002, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

“Confirming Bank” means, with respect to any Bank, any other bank that has agreed, by delivery of a Confirming Bank Agreement in substantially the form of Exhibit B, that such other bank will itself honor the obligations of such Bank in respect of a draft complying with the terms of a Letter of Credit as if, and to the extent, such other bank were the “Issuing Bank” named in such Letter of Credit.

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Company in its consolidated financial statements if such statements were prepared as of such date.

“Credit Documents” means (a) this Agreement, (b) with respect to any Subsidiary Account Party, the Subsidiary Joinder Agreement to which it is a party and (c) with respect to any Letter of Credit, collectively, any application therefor and any other agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk with respect to such Letter of Credit or (ii) any collateral security for any of such obligations, each as the same may be modified and supplemented and in effect from time to time.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, and (vii) all Debt of others Guaranteed by such Person (it being understood that the definition of “Debt” does not include any obligations of such Person (i) to purchase securities (or other property) which arise out of or in connection with the sale of the same or substantially

Third Amended and Restated Letter of Credit and Reimbursement Agreement

similar securities (or other property) or (ii) to return collateral consisting of securities arising out of or in connection with the loan of the same or substantially similar securities).

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivative Financial Products” of any Person means all obligations (including whether pursuant to any master agreement or any particular agreement or transaction) of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, interest rate future, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency future, currency option or any other similar transaction (including any option with respect to any of the foregoing) or any combination thereof.

“DIG B36” means Statement 133 Implementation Issue No. B36 issued by the Derivative Implementation Group of FASB in April 2003.

“Dollar Equivalent” means, as used in each Alternative Currency Letter of Credit Report and in respect of any Alternative Currency Letter of Credit, the amount of Dollars obtained by converting the LC Exposure with respect to such Alternative Currency Letter of Credit, as specified in such Alternative Currency Letter of Credit Report, into Dollars at the spot rate for the purchase of Dollars with such currency as quoted by the Administrative Agent at approximately 11:00 a.m. (London time) on the second Business Day before the date of such Alternative Currency Letter of Credit Report (unless another rate or time is agreed to by the Company and the Administrative Agent).

“Dollars” and the sign “$” means lawful money in the United States of America.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 3.02.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic or hazardous substances or wastes or the clean-up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

“ERISA Group” means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code.

“Event of Default” has the meaning set forth in Section 6.01.

“Existing LC Agreement” has the meaning assigned thereto in the above recital of the parties hereto.

“FASB” means the Financial Accounting Standards Board or any entity or body succeeding to any or all of its functions.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day (as provided in clause (i)), the Federal Funds Rate for such day shall be the average rate quoted to the Person serving as Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“FIN 46” means Interpretation No. 46, “Consolidation of Variable Interest Entities”, issued by FASB in January 2003.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the obligee of such Debt of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means the Company in its capacity as guarantor of the obligations of each other Account Party pursuant to the provisions of Article IX.

“Hybrid Security Amount” means, at any date, an amount equal to 50% of the aggregate stated redemption price of the Redeemable Preferred Securities of the Company outstanding on such date.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of the Company that is not guaranteed by any other Person or subject to any other credit enhancement.

“Insurance Subsidiary” means any Restricted Subsidiary which is subject to the regulation of, and is required to file statements with, any governmental body, agency or official in any State or territory of the United States or the District of Columbia which regulates insurance companies or the doing of an insurance business therein.

“Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, time deposit or otherwise.

“JPMCB” means JPMorgan Chase Bank.

“LC Disbursement” means a payment made by a Bank pursuant to a Letter of Credit.

“LC Exposure” means, with respect to any Bank, the Committed LC Exposure and the Alternative Currency LC Exposure (if any) of such Bank.

“Letter of Credit” means any of the Committed Letters of Credit and Alternative Currency Letters of Credit, and “Letters of Credit” means all of the foregoing.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Company or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or beneficially holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $25,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five-year period.

“NAIC” means the National Association of Insurance Commissioners and any successor thereto.

“NAIC Approved Bank” means (a) any Bank that is a bank listed on the most current Bank List (the “NAIC Bank List”) of banks determined by the Securities Valuation Office of the NAIC and approved by the NAIC or (b) any Bank as to which its Confirming Bank is a bank listed on the NAIC Bank List.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

“Newly Acquired Subsidiary” means any Subsidiary that is not a Subsidiary on the date hereof but that becomes a Subsidiary after the date hereof, but only during the 180 days after the first date on which such Subsidiary became a Subsidiary.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 10.06(b).

“Payment Account” means an account designated by the Administrative Agent in a notice to the Account Parties and the Banks to which payments hereunder are to be made.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Prime Rate” means the rate of interest publicly announced from time to time by JPMCB as its prime rate as in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quarterly Dates” means the last day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

“Ratings Event” has the meaning set forth in Section 5.08.

“Redeemable Preferred Securities” means the securities described on the balance sheet contained in the Company’s 2002 Form 10-K as “Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures” and all equivalent securities, however described.

“Regulations T, U and X” means Regulations T, U and X, respectively, of the Board of Governors of the Federal Reserve System, in each case as in effect from time to time.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

“Required Banks” means at any time Banks (a) having more than 50% of the aggregate amount of the Commitments or (b) if the Commitments shall have been terminated, holding more than 50% of the aggregate LC Exposure of the Banks at such time.

“Restricted Subsidiary” means, as of any date, a Subsidiary which meets the definitional requirements of a “significant subsidiary”, as such term is defined in the rules set forth in Regulation S-X under the Securities Exchange Act of 1934, as amended (applying the tests set forth in such rules with reference to the consolidated balance sheets and related consolidated statements of income of the Company and its Consolidated Subsidiaries as of the last day of its most recently completed fiscal quarter and for the twelve-month period then ended).

“S&P” means Standard and Poor’s Ratings Services.

“Secured Obligations” has the meaning set forth in Section 2.03(e).

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

“Subsidiary Account Parties” means each Subsidiary of the Company that is listed on the signature pages hereof under the caption “SUBSIDIARY ACCOUNT PARTIES” and each other Subsidiary of the Company that shall become a Subsidiary Account Party pursuant to Section 10.13, so long as such Subsidiary shall remain a Subsidiary Account Party hereunder.

“Supplemental Bank” has the meaning set forth in Section 2.04(e).

“Supplemental Commitment Date” has the meaning set forth in Section 2.04(e).

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

SECTION 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; provided that if the Company notifies the Administrative Agent that the Company wishes to amend any covenant in Article V to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the

Third Amended and Restated Letter of Credit and Reimbursement Agreement

Company that the Required Banks wish to amend Article V for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

ARTICLE II

THE CREDITS

SECTION 2.01. The Commitments.

(a) General. Subject to the terms and conditions set forth herein, at the request of any Account Party the Banks agree at any time and from time to time during the Commitment Availability Period to issue Committed Letters of Credit for account of such Account Party in an aggregate amount that will not result in the aggregate LC Exposures exceeding the Commitments. Each Committed Letter of Credit shall be a standby letter of credit in such form as the relevant Account Party shall request and which (i) the Administrative Agent shall determine in good faith does not contain any obligations, or diminish any rights, of any Bank with respect thereto that are inconsistent with the terms hereof or (ii) the Required Banks shall approve; provided that, without the prior consent of each Bank, no Committed Letter of Credit may be issued that would vary the several and not joint nature of the obligations of the Banks thereunder as provided in the next succeeding sentence. Each Committed Letter of Credit shall be issued by all of the Banks having Commitments at the time of issuance as a single multi-bank letter of credit, but the obligation of each Bank thereunder shall be several and not joint, based upon its Applicable Percentage and the aggregate undrawn amount of such Committed Letter of Credit.

(b) Notice of Issuance, Amendment, Renewal or Extension. To request the issuance of a Committed Letter of Credit (or the amendment, renewal or extension of an outstanding Committed Letter of Credit), an Account Party shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent (if by hand delivery or telecopy, not later than noon (New York City time) on the Business Day prior to, and if by approved electronic communication, not later than 10:00 a.m. (New York City time) on the date of, the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Committed Letter of Credit, or identifying the Committed Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension, as the case may be (which shall be a Business Day), the date on which such Committed Letter of Credit is to expire (which shall comply with Section 2.01(d)), the amount of such Committed Letter of Credit, the name and address of the beneficiary thereof and the terms and conditions of (and such other information as shall be necessary to prepare, amend, renew or extend, as the case may be) such Committed Letter of Credit. If any Committed Letter of Credit shall provide for the automatic extension of the expiry date thereof unless the Administrative Agent gives notice that such expiry date shall not be extended, then the Administrative Agent will give such notice if requested to do so in a notice given to the Administrative Agent, not more than 60 days, and

Third Amended and Restated Letter of Credit and Reimbursement Agreement

not less than 45 days, prior to the current expiry date of such Committed Letter of Credit, by (i) Required Banks or (ii) the applicable Account Party or the Company, provided that upon or at any time following the Commitment Termination Date any Bank may request the Administrative Agent to seek instructions from the Required Banks as to whether the then existing Committed Letters of Credit should be non-renewed pursuant to the terms thereof, in which case the Administrative Agent promptly shall do so and, upon receiving instructions of the Required Banks with respect thereto, shall act in accordance therewith. If requested by the Administrative Agent, such Account Party also shall submit a letter of credit application on standard form of the Person that is serving as Administrative Agent in connection with any request for a Committed Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by any Account Party to, or entered into by any Account Party with, the Person that is serving as Administrative Agent relating to any Committed Letter of Credit, the terms and conditions of this Agreement shall control.

(c) Limitations on Amounts and Daily Transactions. Each Committed Letter of Credit shall be issued, amended, renewed or extended if and only if (and upon such issuance, amendment, renewal or extension of each Committed Letter of Credit the Account Parties shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (A) the aggregate LC Exposure of the Banks shall not exceed the aggregate amount of the Commitments and (B) the Committed LC Exposure of each Bank shall not exceed the Commitment of such Bank. In no event may more than 25 issuances, amendments, renewals and/or extensions of Committed Letters of Credit occur on any day, unless the Administrative Agent shall otherwise agree.

(d) Expiry Date. Each Committed Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit or (ii) the date five Business Days prior to the Commitment Termination Date; provided that such Committed Letter of Credit may contain “evergreen” provisions for the renewal or extension thereof to a date one year after the then current expiry date thereof.

(e) Obligation of Banks. The obligation of any Bank under any Committed Letter of Credit shall be several and not joint and shall at any time be in an amount equal to such Bank’s Applicable Percentage of the aggregate undrawn amount of such Committed Letter of Credit, and each Committed Letter of Credit shall expressly so provide.

(f) Adjustment of Applicable Percentages. Upon the occurrence of any of the following events: (i) the addition of a Supplemental Bank or increase in the amount of the Commitment of a Bank pursuant to Section 2.04(e) or (ii) the assignment of Commitment and interest in outstanding Committed Letters of Credit pursuant to Section 10.06, then the Administrative Agent shall promptly notify each beneficiary under an outstanding Committed Letter of Credit of the Banks that are parties to such Committed Letter of Credit, after giving effect to such event, and their respective Applicable Percentages as of the effective date of such event.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

(g) Replacement of Banks. If any Bank defaults in its obligation to fund any LC Disbursement hereunder, or if any Bank ceases at any time to be an NAIC Approved Bank, then the Company may, at its sole expense and effort, upon notice to such Bank and the Administrative Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all its interests, rights and obligations under this Agreement and the Committed Letters of Credit and the Alternative Currency Letters of Credit issued by such Bank to an assignee that shall assume such obligations (which assignee may be another Bank, if it accepts such assignment); provided that (i) the Company shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld and (ii) such Bank shall have received payment of an amount equal to the outstanding amount of its LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding LC Disbursements and accrued interest and fees) or the applicable Account Parties (in the case of all other amounts). A Bank shall not be required to make any such assignment and delegation if, prior thereto the circumstances entitling the Account Parties to require such assignment and delegation cease to apply.

(h) Existing Letters of Credit. Upon the occurrence of the Effective Date, each of the Committed Letters of Credit and Alternative Currency Letters of Credit outstanding on the Effective Date under the Existing LC Agreement shall be automatically continued as a Committed Letter of Credit or Alternative Currency Letter of Credit, respectively, under this Agreement; provided that the Administrative Agent shall promptly notify each beneficiary of a Committed Letter of Credit that is outstanding under the Existing LC Agreement and continued hereunder of (i) the Banks that as of the Effective Date are parties thereto and (ii) such Banks’ respective Applicable Percentages with respect thereto.

SECTION 2.02. Issuance and Administration of Committed Letters of Credit. Each Committed Letter of Credit shall be executed and delivered by the Administrative Agent in the name and on behalf of, and as attorney-in-fact for, the Banks party to such Committed Letter of Credit, and the Administrative Agent shall act under each Committed Letter of Credit, and each Committed Letter of Credit shall expressly provide that the Administrative Agent shall act as the agent of each such Bank to (a) receive drafts, other demands for payment and other documents presented by the beneficiary under such Committed Letter of Credit, (b) determine whether such drafts, demands and documents are in compliance with the terms and conditions of such Committed Letter of Credit and (c) to notify such Bank, the Company and the applicable Account Party that a valid drawing has been made and the date that the related LC Disbursement is to be made; provided that the Administrative Agent shall have no obligation or liability for any LC Disbursement under such Committed Letter of Credit, and each Committed Letter of Credit shall expressly so provide. Each Bank hereby irrevocably appoints and designates the Administrative Agent as its attorney-in-fact, acting through any duly authorized officer of the Person that is serving as the Administrative Agent, to execute and deliver in the name and on behalf of such Bank each Committed Letter of Credit to be issued by the Banks hereunder. Promptly upon the request of the Administrative Agent, each Bank will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Committed Letter of Credit may reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for such Bank to execute and

Third Amended and Restated Letter of Credit and Reimbursement Agreement

deliver such Committed Letter of Credit. The Administrative Agent has no responsibility hereunder with respect to the issuance, renewal, extension, amendment or other administration of any Alternative Currency Letters of Credit, except as expressly set forth in Section 2.07.

SECTION 2.03. Reimbursement for LC Disbursements, Cover, Etc.

(a) Reimbursement. If any Bank shall make any LC Disbursement in respect of any Letter of Credit, the Account Party with respect to such Letter of Credit shall reimburse such Bank in respect of any such LC Disbursement (i) under a Committed Letter of Credit, by paying to the Administrative Agent an amount equal to such LC Disbursement not later than noon, New York City time, on (A) the Business Day that the Company and such Account Party receive notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (B) the Business Day immediately following the day that the Company and such Account Party receive such notice, if such notice is received on a day which is not a Business Day or is not received prior to 10:00 a.m., New York City time, on a Business Day and (ii) under an Alternative Currency Letter of Credit, by paying such Bank on the date, in the currency and amount thereof, together with interest thereon (if any), and in the manner as such Bank and such Account Party shall have separately agreed pursuant to Section 2.07.

(b) Reimbursement Obligations Absolute. The Account Parties’ obligations to reimburse LC Disbursements as provided in Section 2.03(a) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit, (iv) at any time or from time to time, without notice to any Account Party, the time for any performance of or compliance with any of such reimbursement obligations of any other Account Party shall be waived, extended or renewed, (v) any of such reimbursement obligations of any other Account Party shall be amended or otherwise modified in any respect, or the Guarantee of any of such reimbursement obligations or any security therefor shall be released, substituted or exchanged in whole or in part or otherwise dealt with, (vi) any lien or security interest granted to, or in favor of, the Administrative Agent or any of the Banks as security for any of such reimbursement obligations shall fail to be perfected, (vii) the occurrence of any Default, (viii) the existence of any proceedings of the type described in Section 6.01(g) or (h) with respect to any other Account Party or the Guarantor of any of such reimbursement obligations, (ix) any lack of validity or enforceability of any of such reimbursement obligations against any other Account Party or the Guarantor of any of such reimbursement obligations, or (x) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of the obligations of any Account Party hereunder.

Neither the Administrative Agent, nor any Bank nor any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder

Third Amended and Restated Letter of Credit and Reimbursement Agreement

(irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond their control; provided that the foregoing shall not be construed to excuse the Administrative Agent or a Bank from liability to any Account Party to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Account Parties to the extent permitted by applicable law) suffered by any Account Party that are caused by (x) the gross negligence or willful misconduct of the Administrative Agent or such Bank, as the case may be, or (y) in the case of any Bank, its failure to make an LC Disbursement in respect of any drawing properly made under a Letter of Credit as provided in Section 2.03(c). The parties hereto expressly agree that:

(i) the Administrative Agent may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit;

(ii) the Administrative Agent shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iii) this sentence shall establish the standard of care to be exercised by the Administrative Agent when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable law, any standard of care inconsistent with the foregoing).

(c) Disbursement Procedures. The Administrative Agent shall, within a reasonable time following its receipt thereof, examine all documents purporting to represent a demand for payment under any Letter of Credit. The Administrative Agent shall promptly after such examination (i) notify each of the Banks, the Company and the Account Party by telephone (confirmed by telecopy) of such demand for payment and (ii) deliver to each Bank a copy of each document purporting to represent a demand for payment under such Letter of Credit. With respect to any drawing properly made under a Letter of Credit, each Bank will make an LC Disbursement in respect of such Letter of Credit in accordance with its liability under such Letter of Credit and this Agreement, such LC Disbursement to be made to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Banks. The Administrative Agent will make any such LC Disbursement available to the beneficiary of such Letter of Credit by promptly crediting the amounts so received, in like funds, to the account identified by such beneficiary in connection with such demand for payment. Promptly following any LC Disbursement by any Bank in respect of any Letter of Credit, the Administrative Agent will notify the Company and the applicable Account Party of such LC Disbursement; provided that any failure to give or delay in giving such notice shall not relieve such Account Party of its

Third Amended and Restated Letter of Credit and Reimbursement Agreement

obligation to reimburse the Banks with respect to any such LC Disbursement or the Guarantor of its guarantee of such obligation.

(d) Interim Interest. If any LC Disbursement is made, then, unless the Account Parties shall reimburse such LC Disbursement in full on the date such LC Disbursement is made (without regard for when notice thereof is given), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable Account Party reimburses such LC Disbursement, at the rate per annum equal to (i) 1% plus the Base Rate to but excluding the date three Business Days after such LC Disbursement and (ii) from and including the date three Business Days after such LC Disbursement, 3% plus the Base Rate.

(e) Provision of Cover. In the event the Company and the Account Parties shall have provided cover for outstanding Committed Letters of Credit pursuant to Section 6.01, the Administrative Agent will establish a separate cash collateral account (the “Collateral Account”), which may be a “securities account” (as defined in Section 8-501 of the Uniform Commercial Code as in effect in New York (the “NY UCC”)), in the name and under the sole dominion and control of the Administrative Agent (and, in the case of a securities account, in respect of which the Administrative Agent is the “entitlement holder” (as defined in Section 8-102(a)(7) of the NY UCC)) into which there shall be deposited from time to time such amounts paid to the Administrative Agent as cover for such LC Exposure. As collateral security for the prompt payment in full when due of all reimbursement obligations in respect of LC Disbursements, all interest thereon, and all other obligations of the Account Parties under the Credit Documents (other than reimbursement obligations, interest thereon and fees in respect of Alternative Currency Letters of Credit) whether or not then outstanding or due and payable (such obligations being herein collectively called the “Secured Obligations”), each of the Company and the other Account Parties hereby pledges and grants to the Administrative Agent, for the benefit of the Banks and the Administrative Agent as provided herein, a security interest in all of its right, title and interest in and to the Collateral Account and the balances from time to time in the Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Collateral Account shall not constitute payment of any Secured Obligations until applied by the Administrative Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Collateral Account shall be subject to withdrawal only as provided in this Section 2.03(e). Amounts on deposit in the Collateral Account shall be invested and reinvested by the Administrative Agent in such short-term Investments as the Administrative Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name and be under the sole dominion control of the Administrative Agent and shall be credited to the Collateral Account. At any time, and from time to time, while an Event of Default has occurred and is continuing or at any time following the Commitment Termination Date, the Administrative Agent shall, if instructed by the Required Banks in their sole discretion, liquidate any such investments and reinvestments and credit the proceeds thereof to the Collateral Account and apply or cause to be applied such proceeds and any other balances in the Collateral Account to the payment of any of the Secured Obligations due and payable. At any time prior to the Commitment Termination Date, if (i) no Default has occurred and is continuing and (ii) all of the Secured Obligations then due have been paid in full but Committed Letters of Credit remain outstanding, the Administrative Agent shall,

Third Amended and Restated Letter of Credit and Reimbursement Agreement

from time to time, at the request of the Company, deliver to the Company, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Collateral Account as exceed the aggregate undrawn face amount of all outstanding Committed Letters of Credit. When all of the Secured Obligations shall have been paid in full and all Committed Letters of Credit have expired or been terminated, the Administrative Agent shall promptly deliver to the Company, for account of the Company and the other Account Parties, as applicable, against receipt but without any recourse, warranty or representation whatsoever, the balances remaining in the Collateral Account.

SECTION 2.04. Termination, Reduction and Increase of the Commitments.

(a) Unless previously terminated, the Commitments shall automatically terminate on the Commitment Termination Date.

(b) The Company may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is $10,000,000 or a larger multiple of $5,000,000 and (ii) the Company shall not terminate or reduce the Commitments if the aggregate LC Exposures would exceed the Commitments.

(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.04(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Banks of the contents thereof. Each notice delivered by the Company pursuant to this Section 2.04 shall be irrevocable.

(d) Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Banks in accordance with their respective Commitments.

(e) The Company shall have the right at any time prior to the date that is 30 days prior to the Commitment Termination Date to increase the aggregate Commitments hereunder up to an aggregate amount not exceeding $800,000,000 by adding to this Agreement one or more other NAIC Approved Banks (which may include any existing Bank, with the consent of such Bank in it sole discretion) (each such bank, a “Supplemental Bank”)) with the approval of the Administrative Agent (which approval shall not be unreasonably withheld), provided that (i) each Supplemental Bank shall have entered into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Supplemental Bank shall undertake a Commitment (or, if such Supplemental Bank is an existing Bank, pursuant to which its Commitment shall be in increased), (ii) such Commitment of any Supplemental Bank that is not an existing Bank shall be in an amount of at least $25,000,000 and (iii) such Commitment (together with the increased Commitment(s) of all other Supplemental Banks being provided at such time shall be in an amount of at least $25,000,000. Each such Supplemental Bank shall enter into an agreement in form and substance satisfactory to the Company and the Administrative Agent pursuant to which such Supplemental Bank shall, effective as of the date of effectiveness thereof (which shall be a Business Day and, unless the

Third Amended and Restated Letter of Credit and Reimbursement Agreement

Administrative Agent otherwise agrees, on which no issuance, amendment, renewal or extension of any Committed Letter of Credit is scheduled to occur, each a “Supplemental Commitment Date”), undertake a Commitment (or, if any such Supplemental Bank is an existing Bank, its Commitment shall be in addition to such Bank’s Commitment hereunder on such date) and such Supplemental Bank shall thereupon become (or continue to be) a “Bank” for all purposes hereof. Notwithstanding the foregoing, no increase in the aggregate Commitments hereunder pursuant to this Section shall be effective unless:

(i) the Company shall have given the Administrative Agent notice of any such increase at least three Business Days prior to the relevant Supplemental Commitment Date;

(ii) no Default shall have occurred and be continuing on the applicable Supplemental Commitment Date; and

(iii) each of the representations and warranties each Account Party contained in this Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) shall be true on and as of the applicable Supplemental Commitment Date with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

Each notice under clause (i) above shall be deemed to constitute a representation and warranty by the Company and the Subsidiary Account Parties as to the matters specified in clauses (ii) and (iii) above.

SECTION 2.05. Fees.

(a) The Company agrees to pay to the Administrative Agent for account of each Bank a commitment fee, which shall accrue at the Applicable Rate on the average daily unutilized amount of the Commitment of such Bank (provided that the issuance, renewal or extension of Alternative Currency Letters of Credit shall not be a utilization of any Bank’s Commitment for purposes of this Section), during the period from and including the Effective Date to but excluding the date that the Commitments terminate. Commitment fees accrued through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date and on the date the Commitments terminate, commencing on the first such Business Day to occur. Commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Company agrees to pay to the Administrative Agent for account of each Bank a letter of credit fee with respect to Committed Letters of Credit, which shall accrue at the Applicable Rate on the average daily aggregate undrawn amount of all outstanding Committed Letters of Credit during the period from and including the Effective Date to but excluding the later of the date on which such Bank’s Commitment terminates and the date on which such Bank ceases to have any Committed LC Exposure. Letter of credit fees accrued

Third Amended and Restated Letter of Credit and Reimbursement Agreement

through and including each Quarterly Date shall be payable on the third Business Day following such Quarterly Date, commencing on the first such Business Day to occur; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Letter of credit fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Account Parties agree to pay, on demand, to the Administrative Agent for its own account all commissions, charges, costs and expenses with respect to the issuance, amendment, renewal and extension of each Committed Letter of Credit and drawings and other transactions relating thereto in amounts customarily charged from time to time in like circumstances by the Person that is serving as the Administrative Agent or, as may be separately agreed from time to time by the Company on behalf of the Account Parties and the Administrative Agent for its own account.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, in the case of commitment fees and letter of credit fees, to the Banks entitled thereto. Fees paid hereunder shall not be refundable under any circumstances.

SECTION 2.06. Payments Generally; Pro Rata Treatment.

(a) Each Account Party shall make each payment required to be made by it hereunder (whether reimbursement of LC Disbursements, interest or fees or under Article VIII, or otherwise) or under any other Credit Document (except to the extent otherwise provided therein) prior to not later than 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its Payment Account, except as otherwise expressly provided in the relevant Credit Document, and except that payments pursuant to Sections 2.07 and 10.03 and Article VIII shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder or under any other Credit Document (except to the extent otherwise provided herein or therein with respect to Alternative Currency Letters of Credit) shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of unreimbursed LC Disbursements in respect of Committed Letters of Credit, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay such unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled

Third Amended and Restated Letter of Credit and Reimbursement Agreement

thereto in accordance with the amounts of unreimbursed LC Disbursements then due to such parties.

(c) Except to the extent otherwise provided herein: (i) each reimbursement of LC Disbursements in respect of Committed Letters of Credit and each payment of commitment fee under Section 2.05(a) shall be for account of the Banks, and each termination or reduction of the amount of the Commitments under Section 2.04 shall be applied to the respective Commitments of the Banks, pro rata according to the amounts of their respective Commitments; (ii) each payment of letter of credit fee under Section 2.05(b) shall be for account of the Banks, pro rata according to the amounts of their respective Applicable Percentages under the Committed Letters of Credit; (iii) each reimbursement of LC Disbursements under any Alternative Currency Letter of Credit by the Account Parties shall be made for account of the Banks party to such Alternative Currency Letter of Credit pro rata in accordance with the respective unreimbursed LC Disbursements owing to them; and (iv) each payment of interest shall be made for account of the Banks pro rata in accordance with the amounts of interest then due and payable to the respective Banks.

(d) Unless the Administrative Agent shall have received notice from the Company or the applicable Account Party prior to the date on which any payment is due to the Administrative Agent for account of the Banks hereunder that neither the Company nor such Account Party will make such payment, the Administrative Agent may assume that the Company or such Account Party made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Banks the amount due. In such event, if the Company or such Account Party has not in fact made such payment, then each of the Banks severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.07. Alternative Currency Letters of Credit.

(a) Requests for Offers. From time to time during the Commitment Availability Period an Account Party may request any or all of the Banks to make offers to issue an Alternative Currency Letter of Credit for account of such Account Party. Each Bank may, but shall have no obligation to, make such offers on terms and conditions that are satisfactory to such Bank, and such Account Party may, but shall have no obligation to, accept any such offers. The issuance of each Alternative Currency Letter of Credit shall be subject to the conditions of Section 3.01 and to such other conditions as are agreed upon by such Account Party and the Bank issuing such Alternative Currency Letter of Credit, and the issuance of any Alternative Currency Letter of Credit shall be deemed to be a representation and warranty by such Account Party on the date thereof as to the facts specified in Section 3.01(b), Section 3.01(c) and Section 3.01(d). Each such Alternative Currency Letter of Credit shall be issued, and subsequently, renewed, extended, amended and confirmed, on such terms as the Company, the applicable Account Party and such Bank shall agree, including, without limitation, expiry, drawing conditions, reimbursement, interest, fees and provision of cover; provided that the expiry of any Alternative Currency Letter of Credit shall not be later than the close of business

Third Amended and Restated Letter of Credit and Reimbursement Agreement

on the earlier of (i) the date one year after the date of the issuance of such Alternative Currency Letter of Credit or (ii) the date five Business Days prior to the Commitment Termination Date; provided, further, that such Alternative Currency Letter of Credit may contain “evergreen” provisions for the renewal or extension thereof to a date one year after the then current expiry date thereof.

(b) Reports to Administrative Agent. The Company shall deliver to the Administrative Agent and each of the Banks a report in respect of each Alternative Currency Letter of Credit (an “Alternative Currency Letter of Credit Report”) on and as of the date on which (i) such Alternative Currency Letter of Credit is issued, (ii) the issuance, renewal, extension or amendment of a Committed Letter of Credit, if any Alternative Currency Letter of Credit is then outstanding and (iii) the Commitments are to be reduced pursuant to Section 2.04, specifying for each such Alternative Currency Letter of Credit (after giving effect to issuance thereof, as applicable):

(A) the date on which such Alternative Currency Letter of Credit was or is being issued;

(B) the Alternative Currency of such Alternative Currency Letter of Credit;

(C) the aggregate undrawn amount of such Alternative Currency Letter of Credit (in such Alternative Currency);

(D) the aggregate unpaid amount of LC Disbursements under such Alternative Currency Letter of Credit (in such Alternative Currency);

(E) the Dollar Equivalent of the Alternative Currency LC Exposure in respect of such Alternative Currency Letter of Credit; and

(F) the Dollar Equivalent of the aggregate amount of Alternative Currency LC Exposures.

Each Alternative Currency Letter of Credit Report shall be delivered to the Administrative Agent and each of the Banks by 10:00 a.m. (New York City time) on the date on which it is required to be delivered.

ARTICLE III

CONDITIONS

SECTION 3.01. Each Credit Event. The obligation of each Bank to issue, amend, renew or extend any Letter of Credit is subject to the satisfaction of the following conditions:

(a) in the case of a Committed Letter of Credit, receipt by the Administrative Agent of a notice of issuance, amendment, renewal or extension, as the case may be, with respect to such Committed Letter Credit, as required by Section 2.01(b) and, in the case

Third Amended and Restated Letter of Credit and Reimbursement Agreement

of an Alternative Currency Letter of Credit, receipt by the Administrative Agent of a request for offers as required by Section 2.07(a);

(b) the fact that, immediately after such issuance, amendment, renewal or extension of such Letter Credit, the sum of (i) the aggregate outstanding amount of Committed LC Exposure plus (ii) the Dollar Equivalent of the aggregate outstanding amount of Alternative Currency LC Exposure will not exceed the aggregate amount of the Commitments;

(c) the fact that, immediately before and after issuance, amendment, renewal or extension of such Letter Credit, no Default shall have occurred and be continuing; and

(d) the fact that the representations and warranties of each Account Party contained in this Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) shall be true on and as of the date of such issuance, amendment, renewal or extension of such Letter Credit (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), provided that the exception in the first parenthetical phrase in this clause shall not apply in the case of any issuance, amendment, renewal or extension of a Letter of Credit on the Effective Date or with respect to the certificate under clause (d) of Section 3.02.

Each issuance, amendment, renewal or extension of a Letter Credit hereunder shall be deemed to be a representation and warranty by the applicable Account Party on the date of such issuance, amendment, renewal or extension, as the case may be, as to the facts specified in clauses (b), (c) and (d) of this Section.

SECTION 3.02. Effectiveness. This Agreement (and the amendment and restatement of the Existing LC Agreement provided for hereby) shall become effective on the first date that all of the following conditions shall have been satisfied (or waived in accordance with Section 10.05):

(a) receipt by the Administrative Agent of counterparts hereof signed by each of the Persons listed on the signature pages hereto (or, in the case of any Bank as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such Bank of execution and delivery of a counterpart hereof by such Bank);

(b) receipt by the Administrative Agent of an opinion of Dennis L. Schoff, Esq., General Counsel of the Company, substantially in the form of Exhibit D hereto;

(c) receipt by the Administrative Agent of an opinion of Milbank, Tweed, Hadley & McCloy LLP, special New York counsel to JPMCB, substantially in the form of Exhibit E hereto;

Third Amended and Restated Letter of Credit and Reimbursement Agreement

(d) receipt by the Administrative Agent of a certificate, dated the Effective Date and signed by a senior financial officer of the Company, certifying as to clauses (c) and (d) of Section 3.01;

(e) receipt by the Administrative Agent of a copy of the resolutions of the Board of Directors of the Company, in form and substance satisfactory to the Administrative Agent, authorizing the execution, delivery and performance of this Agreement;

(f) receipt by the Administrative Agent of a certificate of a senior financial officer of the Company stating that the Company has paid in full all accrued fees and other amounts payable under the Existing LC Agreement;

(g) receipt by the Administrative Agent of all documents, opinions and instruments as it may reasonably request relating to the existence of each Account Party, the corporate authority for and the validity and enforceability of this Agreement, and any other matters related hereto, all in form and substance satisfactory to the Administrative Agent; and

(h) receipt by the Administrative Agent for account of itself, the Banks and the Lead Arranger listed on the cover page of this Agreement, as the case may be, of all fees required to be paid, and all expenses required to be paid or reimbursed for which invoices have been presented (including, without limitation, fees and disbursements of counsel to JPMCB), on or before the Effective Date;

provided that this Agreement shall not become effective or be binding on any party hereto unless all of the foregoing conditions are satisfied not later than 3:00 p.m. (New York City time) December 11, 2003 or such later date as may be agreed in writing by the Company and all of the Banks. The Administrative Agent shall promptly notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each of the Company (other than with respect to Section 4.15) and the Subsidiary Account Parties (with respect to Section 4.15 only) represents and warrants that:

SECTION 4.01. Corporate Existence and Power. The Company is a corporation duly incorporated and validly existing under the laws of the State of Indiana, and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02. Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by the Company of this Agreement and the other Credit Documents to which it is a party are within the Company’s corporate powers, have been duly

Third Amended and Restated Letter of Credit and Reimbursement Agreement

authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Company or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Company or any of its Restricted Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Restricted Subsidiaries.

SECTION 4.03. Binding Effect. This Agreement and the other Credit Documents to which it is a party constitute the legal, valid and binding obligations of the Company, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.04. Financial Information.

(a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31, 2002 and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal year then ended, reported on by Ernst & Young LLP and set forth in the Company’s 2002 Form 10-K, a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such fiscal year.

(b) The unaudited consolidated balance sheets of the Company and its Consolidated Subsidiaries as of September 30, 2003 and the related unaudited consolidated statements of income, cash flows and shareholders’ equity for the nine months then ended, set forth in the Company’s quarterly report for the fiscal quarter ended September 30, 2003 as filed with the Securities and Exchange Commission on Form l0-Q, a copy of which has been delivered to the Administrative Agent on behalf of each of the Banks, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and changes in financial position for such nine month period (subject to normal year-end adjustments).

(c) A copy of a duly completed and signed Annual Statement or other similar report of or for each Insurance Subsidiary in the form filed with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled for the year ended December 31, 2002 has been delivered to the Administrative Agent on behalf of each of the Banks and fairly presents, in accordance with statutory accounting principles, the information contained therein.

(d) A copy of a duly completed and signed Quarterly Statement or other similar report of or for each Insurance Subsidiary in the form filed with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such

Third Amended and Restated Letter of Credit and Reimbursement Agreement

Insurance Subsidiary is domiciled for the quarter ended September 30, 2003 has been delivered to the Administrative Agent on behalf of each of the Banks and fairly presents, in accordance with statutory accounting principles, the information contained therein.

(e) Since December 31, 2002 and as of the Effective Date, there has been no material adverse change in the business, financial condition, results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.05. Litigation. As of the Effective Date, there is no action, suit or proceeding pending against, or to the knowledge of the Company threatened against, the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) in which there is a reasonable possibility of an adverse decision in an amount in excess of $100,000,000 (exclusive of reserves and insurance recoveries relating thereto) which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or (b) which in any manner draws into question the validity or enforceability of this Agreement or any other Credit Document.

SECTION 4.06. Compliance with ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.07. Taxes. United States Federal income tax returns of the Company and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1995. The Company and its Subsidiaries have filed all income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or, except for any such taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves have been made, pursuant to any assessment received by the Company or any Subsidiary. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of taxes are, in the opinion of the Company, adequate.

SECTION 4.08. Subsidiaries. Each of the Company’s Restricted Subsidiaries is a corporation duly incorporated, validly existing and (except where such concept is not applicable) in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

SECTION 4.09. Not an Investment Company. The Company is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.10. Obligations to be Pari Passu. The Company’s obligations under this Agreement and each other Credit Document to which it is a party rank pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated Debt of the Company.

SECTION 4.11. No Default. No event has occurred and is continuing which constitutes, or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which the Company or any Restricted Subsidiary is a party or by which either the Company or any Restricted Subsidiary or any of their respective assets is bound.

SECTION 4.12. Restricted Subsidiaries. Set forth as Schedule II hereto is a true, correct and complete list of each Restricted Subsidiary as of the date hereof.

SECTION 4.13. Environmental Matters. The Company has reasonably concluded that Environmental Laws are unlikely to have a material adverse effect on the business, consolidated financial condition, consolidated results of operations or prospects of the Company and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.14. Full Disclosure. All written information heretofore furnished by the Company to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Company to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. To the best of its knowledge, the Company has disclosed to the Banks in writing any and all facts which materially and adversely affect or may materially and adversely affect (to the extent the Company can now reasonably foresee) the business, consolidated financial condition or consolidated results of operations of the Company and its Consolidated Subsidiaries, taken as a whole, or the ability of each Account Party to perform its obligations under the Credit Documents to which it is a party.

SECTION 4.15. Separate Representations of Subsidiary Account Parties. Each of the Subsidiary Account Parties represents and warrants that:

(a) Such Subsidiary Account Party is a company duly organized and validly existing under the laws of the jurisdiction of its organization, and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

(b) The execution, delivery and performance by such Subsidiary Account Party of this Agreement and each other Credit Document to which it is a party are within such Subsidiary Account Party’s corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default

Third Amended and Restated Letter of Credit and Reimbursement Agreement

under, any provision of applicable law or regulation or of any organizational document of such Subsidiary Account Party or of any material agreement, judgment, injunction, order, decree or other instrument binding upon such Subsidiary Account Party or result in the creation or imposition of any Lien on any asset of such Subsidiary Account Party.

(c) The Credit Documents (including this Agreement) to which such Subsidiary Account Party is a party constitute the legal, valid and binding obligations of such Subsidiary Account Party, in each case enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

(d) Such Subsidiary Account Party is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(e) Such Subsidiary Account Party’s obligations under this Agreement to which it is a party rank pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated Debt of such Subsidiary Account Party with the exception of those obligations that are mandatorily preferred by law and not by contract.

(f) No event has occurred and is continuing which constitutes or which, with the passage of time or the giving of notice or both, would constitute, a default under or in respect of any material agreement, instrument or undertaking to which such Subsidiary Account Party is a party or by which either such Subsidiary Account Party or any of its assets is bound.

(g) Such Subsidiary Account Party is not the subject of (i) any winding up (whether compulsory or otherwise) or any other corporate, judicial or administrative proceeding or action which could result in the winding up of such Subsidiary Account Party or (ii) any other proceeding or action relating to the insolvency, bankruptcy, liquidation, moratorium on the payment of obligations or any other similar condition of or relating to such Subsidiary Account Party, and such Subsidiary Account Party has taken no action in furtherance of any of the foregoing.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

ARTICLE V

COVENANTS

Until all Commitments have expired or been terminated and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Company and (in the case of Sections 5.01(l), 5.02, 5.03, 5.04, 5.05, 5.06, 5.09, 5.11 and 5.12) the Subsidiary Account Parties agree that:

SECTION 5.01. Information. The Company (and, in the case of Section 5.01(l), each Subsidiary Account Party, but only as to information concerning such Subsidiary Account Party and its Subsidiaries) will deliver to each of the Banks:

(a) within 90 days after the end of each fiscal year of the Company, if and only to the extent not duplicative of information otherwise provided pursuant to clause (i) below, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of income, cash flows and shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by Ernst & Young LLP or other independent public accountants of nationally recognized standing;

(b) within 60 days after the end of each of the first three quarters of each fiscal year of the Company, if and only to the extent not duplicative of information otherwise provided pursuant to clause (i) below, the consolidated balance sheet of the Company and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of income, cash flows and shareholders’ equity for such quarter and for the portion of the Company’s fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Company’s previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks (except for changes concurred in by the Company’s independent public accountants) by the chief financial officer or the chief accounting officer of the Company;

(c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above (whether delivered as provided therein or pursuant to clause (i) below), a certificate of the chief financial officer or the chief accounting officer of the Company (i) setting forth in reasonable detail the calculations required to establish whether the Company (and, in the case of Section 5.09, the Subsidiary Account Parties and the Restricted Subsidiaries) was in compliance with the requirements of Sections 5.07, 5.08 and 5.09 on the date of such financial statements and (ii) stating that such chief financial officer or chief accounting officer, as the case may be, has no knowledge of any Default existing on the date of such certificate or, if such chief

Third Amended and Restated Letter of Credit and Reimbursement Agreement

financial officer or chief accounting officer has knowledge of the existence on such date of any Default, setting forth the details thereof and the action which the Company or the applicable Subsidiary Account Party, as the case may be is taking or proposes to take with respect thereto;

(d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above (whether delivered as provided therein or pursuant to clause (i) below), a statement of the firm of independent public accountants which reported on such statements (i) as to whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above;

(e) within 120 days after the end of each fiscal year of each Insurance Subsidiary, a copy of a duly completed and signed Annual Statement (or any successor form thereto) required to be filed by such Insurance Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

(f) within 60 days after the end of each of the first three fiscal quarters of each Insurance Subsidiary, a copy of a duly completed and signed Quarterly Statement (or any successor form thereto) required to be filed by such Insurance Subsidiary with the governmental body, agency or official which regulates insurance companies in the jurisdiction in which such Insurance Subsidiary is domiciled, in the form submitted to such governmental body, agency or official;

(g) forthwith upon learning of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto;

(h) promptly upon the mailing thereof to the shareholders of the Company generally, if and only to the extent not duplicative of information otherwise provided pursuant to clause (i) below, copies of all financial statements, reports and proxy statements so mailed;

(i) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which any Account Party shall have filed with the Securities and Exchange Commission;

(j) if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such

Third Amended and Restated Letter of Credit and Reimbursement Agreement

reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer, any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice; or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Company setting forth details as to such occurrence and action, if any, which the Company or applicable member of the ERISA Group is required or proposes to take;

(k) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Index Debt, written notice of such rating change; and

(l) from time to time such additional information regarding the financial position or business of any Account Party as the Administrative Agent, at the request of any Bank, may reasonably request.

SECTION 5.02. Payment of Obligations. The Company will pay and discharge, and will cause each Restricted Subsidiary and Subsidiary Account Party to pay and discharge, at or before maturity, all their respective material obligations and liabilities, including, without limitation, tax liabilities, except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Restricted Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

SECTION 5.03. Conduct of Business and Maintenance of Existence. The Company will continue, and will cause each Restricted Subsidiary and Subsidiary Account Party to continue, to engage in business of the same general type as conducted by the Company and its Restricted Subsidiaries, taken as a whole, on the date hereof and will preserve, renew and keep in full force and effect, and will cause each Restricted Subsidiary to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges, licenses and franchises which, in the judgment of the Board of Directors of the Company, are necessary or desirable in the normal conduct of business.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

SECTION 5.04. Maintenance of Property; Insurance.

(a) The Company will keep, and will cause each Restricted Subsidiary and Subsidiary Account Party to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) The Company will maintain, and will cause each of its Restricted Subsidiaries to maintain (either in the name of the Company or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties and against at least such risks, in each case in at least such amounts (and with such risk retentions) as are usually insured against in the same general area by companies of established repute engaged in the same or a similar business; and the Company will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.05. Compliance with Laws. The Company will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

SECTION 5.06. Inspection of Property, Books and Records. The Company will keep, and will cause each Restricted Subsidiary and Subsidiary Account Party to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and, subject in all cases to Section 10.11, will permit, and will cause each Restricted Subsidiary and Subsidiary Account Party to permit, representatives of any Bank to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees, actuaries and independent public accountants, all upon reasonable notice, at such reasonable times during ordinary business hours and as often as may reasonably be desired; provided that neither the Company nor any of its Subsidiaries shall be required to disclose any information subject to its attorney-client privilege.

SECTION 5.07. Minimum Adjusted Consolidated Net Worth. The Company will not permit at any time Adjusted Consolidated Net Worth to be less than the sum of (i) $3,500,000,000 plus (ii) 50% of the consolidated net income of the Company and its Consolidated Subsidiaries for each fiscal quarter ending on or after December 31, 2002: provided that in calculating such consolidated net income for any fiscal quarter the impact thereon of FIN 46 and DIG B36 shall be excluded. For purposes of this Section, if, for any such quarter, consolidated net income of the Company and its Consolidated Subsidiaries shall be less than zero, the amount calculated pursuant to clause (ii) above for such fiscal quarter shall be zero.

SECTION 5.08. Adjusted Debt to Total Capitalization Ratio. The Company will not permit, at any time that a Ratings Event shall have occurred and be continuing, Adjusted Total Indebtedness to exceed 35% of the sum of (i) Adjusted Total Indebtedness plus

Third Amended and Restated Letter of Credit and Reimbursement Agreement

(ii) Adjusted Consolidated Net Worth. For purposes of this Section, a “Ratings Event” shall have occurred if the Company’s senior unsecured and non-credit enhanced long-term debt is not rated at least A- from S&P or A3 from Moody’s.

SECTION 5.09. Negative Pledge. Neither the Company nor any Restricted Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a) Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal amount not exceeding $15,000,000;

(b) any Lien existing on any asset of any Person at the time such Person becomes a Restricted Subsidiary and not created in contemplation or as a result of such event;

(c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

(d) any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Company or another Restricted Subsidiary and not created in contemplation or as a result of such event;

(e) any Lien existing on any asset prior to the acquisition thereof by the Company or Restricted Subsidiary and not created in contemplation or as a result of such acquisition;

(f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased beyond the then outstanding principal amount thereof and is not secured by any additional assets;

(g) Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt, (ii) do not secure any obligation in an amount exceeding $10,000,000 and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(h) Liens created by any Restricted Subsidiary as security for Debt owing to the Company;

(i) Liens created by the Company as security for Debt owing to Subsidiaries, but only if the only security for such Debt consists of Investments acquired by the Company solely from the proceeds of such Debt;

(j) Liens on cash and cash equivalents securing Derivative Financial Products, provided that the aggregate amount of cash and cash equivalents subject to such Liens may at no time exceed $100,000,000;

Third Amended and Restated Letter of Credit and Reimbursement Agreement

(k) in addition to the Liens permitted by clauses (a) through (j), inclusive, and (1) and (m) of this Section, a Lien on any asset securing Debt of the Company or Restricted Subsidiary, in an aggregate outstanding principal amount at no time exceeding $10,000,000;

(1) in addition to the Liens permitted by clauses (a) through (k) and (m) and (n) of this Section, any Lien on real property leased by the Company or any Restricted Subsidiary pursuant to a capital lease (which capital lease was entered into in connection with a sale leaseback transaction whereby the Company or such Restricted Subsidiary, as the case may be, was the seller) securing Debt of the Company or such Restricted Subsidiary, as the case may be, in an aggregate outstanding principal amount at no time exceeding $50,000,000;

(m) Liens in favor of UNUM Life Insurance Company or First UNUM Life Insurance Company on up to $4,500,000,000 of assets transferred to Subsidiaries in connection with the purchase by such Subsidiaries of the tax sheltered annuity business of UNUM Life Insurance Company and First UNUM Life Insurance Company; and

(n) Liens created under this Agreement.

SECTION 5.10. Consolidations, Mergers and Sales of Assets. The Company will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer, directly or indirectly, all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, to any other Person; provided that the Company may merge with another Person if (A) the Company is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default shall have occurred and be continuing.

SECTION 5.11. Use of Credit. Each Account Party shall use each Letter of Credit issued under this Agreement to support its insurance or reinsurance business. No Letter of Credit will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulations T, U and X.

SECTION 5.12. Obligations to be Pari Passu. Each Account Party’s obligations under this Agreement to which it is a party will rank at all times pari passu as to priority of payment and in all other respects with all other unsecured and unsubordinated Debt of such Account Party with the exception of those obligations that are mandatorily preferred by law and not by contract.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

ARTICLE VI

DEFAULTS

SECTION 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) (x) any Account Party shall fail to pay when due any reimbursement obligation in respect of an LC Disbursement or (y) any Account Party shall fail to pay when due any interest on any LC Disbursement or any fees or any other amounts payable hereunder and such failure under this clause (y) shall continue for four Business Days;

(b) any Account Party shall fail to observe or perform any covenant contained in Sections 5.07 through 5.12, inclusive;

(c) any Account Party shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Company by the Administrative Agent at the request of any Bank;

(d) any representation, warranty, certification or statement made by any Account Party in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e) the Company or any Subsidiary (other than a Newly Acquired Subsidiary) shall fail to make any payment in respect of any Debt (other than any Debt solely of a Newly Acquired Subsidiary existing at the time such Person becomes a Subsidiary and not created in contemplation of such event (“Newly Acquired Subsidiary Debt”)) having a principal amount then outstanding of not less than $25,000,000 when due and such failure shall continue beyond any applicable grace period or the Company or any Subsidiary (other than a Newly Acquired Subsidiary) shall fail to make any payment in an amount at least equal to $25,000,000 in respect of any Derivative Financial Product when due and such failure shall continue beyond any applicable grace period;

(f) any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than Newly Acquired Subsidiary Debt) having a principal amount then outstanding of not less than $25,000,000 of the Company or any Subsidiary or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof;

(g) any Account Party or Restricted Subsidiary (other than a Newly Acquired Subsidiary) shall commence a voluntary case or other proceeding seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver,

Third Amended and Restated Letter of Credit and Reimbursement Agreement

conservator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h) an involuntary case or other proceeding shall be commenced against any Account Party or Restricted Subsidiary (other than a Newly Acquired Subsidiary) seeking rehabilitation, dissolution, conservation, liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, rehabilitator, dissolver, conservator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against any Account Party or such Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or any governmental body, agency or official shall apply for, or commence a case or other proceeding to seek, an order for the rehabilitation, conservation, dissolution or other liquidation of Account Party or Restricted Subsidiary or of the assets or any substantial part thereof of any Account Party or Restricted Subsidiary or any other similar remedy;

(i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $25,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer, any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $50,000,000;

(j) a judgment or order for the payment of money in excess of the greater of (i) $100,000,000 or (ii) 3% of the consolidated shareholders’ equity of the Company and its Consolidated Subsidiaries (after (without duplication) the actual amounts of insurance recoveries, offsets and contributions received and amounts thereof not yet received but which the insurer thereon has acknowledged in writing its obligation to pay) shall be rendered against any Account Party or Restricted Subsidiary and such judgment or order shall continue unsatisfied and unstayed for a period of 90 days after entry of such judgment (and, for purposes of this clause, a judgment shall be stayed if, among other things, an appeal is timely filed and such judgment cannot be enforced);

Third Amended and Restated Letter of Credit and Reimbursement Agreement

(k) any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 20% or more of the outstanding shares of common stock of the Company; or, during any period of 12 consecutive calendar months, individuals who were directors of the Company on the first day of such period shall cease to constitute a majority of the board of directors of the Company; or

(l) any Subsidiary Account Party shall cease for any reason to be a Consolidated Subsidiary, unless (i) such Subsidiary Account Party shall have been consolidated or merged with or into a wholly owned Subsidiary or the Company or (ii) Subsidiary Account Party shall have been terminated as an Account Party hereunder pursuant to Section 10.13;

then, and in every such event, and at any time thereafter during the continuance of such event, the Administrative Agent shall, if requested by the Required Banks, by notice to the Company take any or all of the following actions, at the same or different times: (i) terminate the Commitments and they shall thereupon terminate, (ii) declare that all fees and other obligations of the Account Parties accrued hereunder shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Account Party and the Guarantor, (iii) notify each beneficiary of an outstanding Committed Letters of Credit of the Event of Default and cause a drawing of the aggregate undrawn amount thereunder (if such Letters of Credit so permit) and (iv) demand provision of cover from the Account Parties and the Guarantor in immediately available funds in an amount equal to the then aggregate undrawn amount of all Committed Letters of Credit pursuant to Section 2.03(e); provided that, in the case of any of the Events of Default specified in clause (g) or (h) above (A) with respect to the Company, without any notice to any Account Party or the Guarantor or any other act by the Administrative Agent or the Banks, the Commitments shall thereupon terminate and all fees and other obligations of the Account Parties accrued hereunder shall automatically become due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by each Account Party and the Guarantor and (B) with respect to any Subsidiary Account Party, without any notice to any Account Party or the Guarantor or any other act by the Administrative Agent or the Banks, the Commitments to issue Letters of Credit for account of such Account Party shall thereupon terminate and all fees and other obligations of such Account Party shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby waived by the Account Parties and the Guarantor; provided, further, that, in the case of an Event of Default under Section 6.01(b) resulting from a default by any Subsidiary Account Party under Section 5.09, 5.11 or 5.12 or under Section 6.01(c) or (d) (in the latter case, resulting from a default by any Subsidiary Account Party under Section 4.15), the termination of the Commitments, the acceleration of all fees and other obligations of the Account Parties accrued hereunder and the causing of drawings under Committed Letters of Credit shall apply only to the Commitments, fees, obligations in respect of such Subsidiary Account Party and to the Letters of Credit with respect to which it is the Account Party. In addition, in the event that Committed Letters of Credit are outstanding on the Commitment Termination Date, the Administrative Agent shall, if requested by the Required Banks, by notice to the Company demand cover from

Third Amended and Restated Letter of Credit and Reimbursement Agreement

the Account Parties and the Guarantor in immediately available funds in an amount equal to the then aggregate undrawn amount of all Committed Letters of Credit pursuant to Section 2.03(e).

SECTION 6.02. Notice of Default. The Administrative Agent shall give notice to the Company under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

SECTION 6.03. Alternative Currency Letters of Credit. Each Account Party agrees, in addition to the provisions of Section 6.01, that upon the occurrence and during the continuance of any Event of Default any Bank which has issued any Alternative Currency Letter of Credit may, by notice to the Company and the Administrative Agent: (a) declare that all fees and other obligations of the Account Parties accrued in respect of Alternative Currency Letters of Credit with respect to which it is the Account Party and issued by such Bank shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Account Party and the Guarantor, (b) notify each beneficiary of each such outstanding Alternative Currency Letter of Credit of the Event of Default, (c) cause a drawing of the aggregate undrawn amount thereunder, provided that such Alternative Currency Letters of Credit so permit, and (d) demand cover from the Account Parties in immediately available funds an amount equal to the then aggregate undrawn face amount of all such Alternative Currency Letters of Credit; provided that, in the case of any of the Events of Default specified in clause (g) or (h) of Section 6.01, (a) with respect to the Company, without any notice to any Account Party or the Guarantor or any other act by the Administrative Agent or the Banks, all fees and other obligations of the Account Parties accrued in respect of all Alternative Currency Letters of Credit shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Account Party and the Guarantor and (b) with respect to any Subsidiary Account Party, without any notice to any Account Party or the Guarantor or any other act by the Administrative Agent or the Banks, all fees and other obligations of such Subsidiary Account Party accrued in respect of Alternative Currency Letters of Credit with respect to which it is the Account Party and issued by such Bank shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Account Party and the Guarantor; provided, further, that, in the case of an Event of Default under Section 6.01(b) resulting from a default by any Subsidiary Account Party under Section 5.09, 5.11 or 5.12 or under Section 6.01(c) or (d) (in the latter case, resulting from a default by any Subsidiary Account Party under Section 4.15), the acceleration of all fees and other obligations of the Account Parties accrued hereunder and the causing of drawings under Alternative Currency Letters of Credit shall apply only to fees and obligations in respect of such Subsidiary Account Party and to the Alternative Currency Letters of Credit with respect to which it is the Account Party. If the Administrative Agent receives any notice from a Bank pursuant to the previous sentence, then it will promptly give notice thereof to the other Banks. In addition, in the event that any Alternative Currency Letter of Credit is outstanding on the Commitment Termination Date, the Bank which has issued such Alternative Currency Letter of Credit may, by notice to the Company and the Administrative Agent demand cover from the Account Parties in immediately available funds an amount equal to the then aggregate undrawn face amount of all such Alternative Currency Letters of Credit.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02. Agent’s Fee. The Company shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and the Administrative Agent.

SECTION 7.03. Agent and Affiliates. JPMCB shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMCB and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or Affiliate of any thereof as if it were not the Administrative Agent hereunder.

SECTION 7.04. Action by Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. The Administrative Agent shall not have any duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement unless it shall be requested in writing to do so by the Required Banks. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article VI. The Administrative Agent shall have no duty to disclose to the Banks information that is not required to be furnished by an Account Party to the Administrative Agent at such time, but is voluntarily furnished by an Account Party to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

SECTION 7.05. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for any Account Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.06. Liability of Agent. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to any Bank for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by an Account Party or a Bank. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible to any Bank for or have any duty to any Bank to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any issuance, amendment, renewal or extension of a Letter of Credit; (ii) the performance or observance of any of the covenants or

Third Amended and Restated Letter of Credit and Reimbursement Agreement

agreements of any Account Party; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to the Administrative Agent; (iv) the validity, effectiveness or genuineness of this Agreement or any other instrument or writing furnished in connection herewith; (v) any Alternative Currency Letter of Credit or any action or failure to act relating thereto; (vi) the existence or possible existence of any Default; (vii) the financial condition of any Account Party or any Account Party’s Subsidiaries; or (viii) the contents of any certificate, report or other document delivered hereunder or in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it in good faith to be genuine or to be signed by the proper party or parties.

SECTION 7.07. Indemnification. Each Bank shall, ratably in accordance with its initial Commitment, indemnify the Administrative Agent (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the Administrative Agent’s gross negligence or willful misconduct) that the Administrative Agent may suffer or incur in connection with this Agreement or any action taken or omitted by the Administrative Agent hereunder. The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Banks pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

SECTION 7.08. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.09. Successor Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Banks and the Company. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall be satisfactory to the Company, provided that no Default is continuing. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000 and (unless a Default has occurred and is continuing) shall otherwise be subject to the consent of the Company, which consent shall not be unreasonably withheld. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as

Third Amended and Restated Letter of Credit and Reimbursement Agreement

Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

SECTION 7.10. Delegation to Affiliates. The Account Party and the Banks agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles VII and X.

SECTION 7.11. Lead Arranger and Other Agents. Notwithstanding anything herein to the contrary, neither the Lead Arranger nor any Syndication Agent listed on the cover page of this Agreement shall have any right, power, obligation, liability, responsibility or duty under this Agreement in its capacity as such, except in its respective capacity, if any, as a Bank.

ARTICLE VIII

CHANGE IN CIRCUMSTANCES

SECTION 8.01. Increased Cost and Reduced Return.

(a) If on or after the date hereof the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Credit Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Credit Office) or shall impose on any Bank (or its Applicable Credit Office) any other condition affecting its obligation to issue Committed Letters of Credit, any outstanding Letters of Credit or reimbursement claims in respect of LC Disbursements and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Credit Office) of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Credit Office) under this Agreement with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the applicable Account Party or Account Parties shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

(b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding

Third Amended and Restated Letter of Credit and Reimbursement Agreement

capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank’s obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

(c) Each Bank will promptly notify the Company and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Credit Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder and, in reasonable detail, such Bank’s computation of such amount or amounts, shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

SECTION 8.02. Taxes.

(a) For purposes of this Section, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings of any nature with respect to any payment by any Account Party or the Guarantor pursuant to this Agreement or any other Credit Document, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its net income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Credit Office is located (all such excluded taxes being hereinafter referred to as “Domestic Taxes”). If the form provided by a Bank pursuant to Section 8.02(d) at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, any United States interest withholding tax at such rate imposed on payments by the Company under this Agreement shall be excluded from the definition of “Taxes”.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or any other Credit Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, this Agreement or any other Credit Document.

(b) Any and all payments by any Account Party or the Guarantor to or for account of any Bank or the Administrative Agent hereunder shall be made without deduction or

Third Amended and Restated Letter of Credit and Reimbursement Agreement

withholding for any Taxes or Other Taxes; provided that, if any Account Party or the Guarantor shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Account Party or the Guarantor shall make such deductions or withholdings, (iii) such Account Party or the Guarantor shall pay the full amount deducted or withheld to the relevant taxation authority or other authority in accordance with applicable law and (iv) such Account Party or the Guarantor shall promptly furnish to the Administrative Agent, at its address referred to in Section 10.01, the original or a certified copy of a receipt evidencing payment thereof, and, if such receipt relates to Taxes or Other Taxes in respect of a sum payable to any Bank, the Administrative Agent shall promptly deliver such original or certified copy to such Bank.

(c) The Company agrees to indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section), whether or not correctly or legally imposed, paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. In addition, the Company agrees to indemnify each Bank and the Administrative Agent for all Domestic Taxes of such Bank or the Administrative Agent (calculated based on a hypothetical basis at the maximum marginal rate for a corporation) and any liability (including penalties, interest and expenses to the extent not attributable to the gross negligence or willful misconduct of each Bank or the Administrative Agent, as the case may be) arising therefrom or with respect thereto, in each case to the extent that such Domestic Taxes result from any payment or indemnification pursuant to this Section for any taxes imposed by any jurisdiction for which the Account Party is responsible under Section 8.02(a), (b) or (c). This indemnification shall be paid within 30 days after such Bank or Agent, as the case may be, makes demand therefor.

(d) At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of any Bank, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to each of the Company and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form W-8BEN or W-8ECI further undertakes to deliver to each of the Company and the Administrative Agent two additional copies of such form (or successor form) on or before the date that such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Company or the Administrative Agent, in each case certifying that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any

Third Amended and Restated Letter of Credit and Reimbursement Agreement

such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Company and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period with respect to which a Bank has failed to provide the Company or the Administrative Agent with the appropriate form as required by Section 8.02(d) (whether or not such Bank is lawfully able to do so, unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.02(b) or (c) with respect to any withholding of the United States federal income tax; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(f) If any Account Party or the Guarantor is required to pay additional amounts to or for the account of any Bank pursuant to this Section as a result of a change of law occurring after the date hereof, then such Bank, at the request of the Company, will change the jurisdiction of its Applicable Credit Office if, in the sole judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

(g) Each Bank and the Administrative Agent shall, at the request of the Company, use reasonable efforts (consistent with applicable legal and regulatory restrictions) to file any certificate or document requested by the Company if the making of such a filing would avoid the need for or reduce the amount of any such additional amounts payable to or for account of such Bank or the Administrative Agent (as the case may be) pursuant to this Section which may thereafter accrue and would not, in the sole judgment of such Bank or the Administrative Agent, require such Bank or the Administrative Agent to disclose any confidential or proprietary information or be otherwise disadvantageous to such Bank or the Administrative Agent.

(h) Notwithstanding the foregoing, nothing in this Section shall interfere with the rights of any Bank to conduct its fiscal or tax affairs in such manner as it deems fit.

ARTICLE IX

GUARANTY

SECTION 9.01. The Guaranty. The Company hereby unconditionally guarantees the full and punctual payment of all reimbursement obligations in respect of LC Disbursements and all interest thereon payable by each Subsidiary Account Party pursuant to this Agreement (including, without limitation, any Subsidiary Account Party that shall become party hereto after the date hereof pursuant to Section 10.13), and the full and punctual payment of all other amounts payable by each Subsidiary Account Party under this Agreement, including amounts payable as cover in respect of outstanding letter of credit exposure pursuant to Sections 2.03(e),

Third Amended and Restated Letter of Credit and Reimbursement Agreement

6.01 and 6.03. Upon failure by any Subsidiary Account Party to pay punctually any such amount, the Company shall forthwith on demand pay the amount not so paid at the place and in the manner specified in this Agreement.

SECTION 9.02. Guaranty Unconditional. The obligations of the Company hereunder shall be unconditional, absolute and continuing and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of any Subsidiary Account Party under this Agreement, by operation of law or otherwise;

(ii) any modification or amendment of or supplement to this Agreement;

(iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of any Subsidiary Account Party under this Agreement;

(iv) any change in the corporate existence, structure or ownership of any Subsidiary Account Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Subsidiary Account Party or its assets or any resulting release or discharge of any obligation of any Subsidiary Account Party contained in this Agreement;

(v) the existence of any claim, set-off or other rights which the Company may have at any time against any Subsidiary Account Party, the Administrative Agent, any Bank or any other Person, whether in connection herewith or any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(vi) any invalidity or unenforceability relating to or against any Subsidiary Account Party for any reason of this Agreement, or any provision of applicable law or regulation purporting to prohibit the payment by any Subsidiary Account Party of any reimbursement obligation, interest or any other amount payable by it under this Agreement;

(vii) any other act or omission to act or delay of any kind by Subsidiary Account Party, the Administrative Agent, any Bank or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Company’s obligations hereunder; or

(viii) any Bank and its Affiliates accepting deposits from, lending money to, or otherwise engaging in any kind of business with the Company, its Subsidiaries, the Subsidiary Account Parties or the Affiliates of any thereof.

SECTION 9.03. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. The Company’s obligations hereunder shall remain in full force and effect until the Commitments shall have terminated and all reimbursement obligations, interest and all other

Third Amended and Restated Letter of Credit and Reimbursement Agreement

amounts payable by the Company and each Subsidiary Account Party under this Agreement shall have been paid in full. If at any time any payment of reimbursement obligation, interest or any other amount payable by any Subsidiary Account Party under this Agreement is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of such Subsidiary Account Party or otherwise, the Company’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had been due but not made at such time.

SECTION 9.04. Waiver by the Company. The Company irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Subsidiary Account Parties or any other Person.

SECTION 9.05. Subrogation. Upon making any payment with respect to the obligations of any Subsidiary Account Party hereunder, the Company shall be subrogated to the rights of the payee against such Subsidiary Account Party with respect to such payment; provided that the Company shall not enforce any payment by way of subrogation against such Subsidiary Account Party so long as (i) any Bank has any Commitment hereunder or (ii) any amount payable hereunder remains unpaid.

ARTICLE X

MISCELLANEOUS

SECTION 10.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile transmission or similar writing, or by electronic communication, if arrangements for doing so have been approved by such party) and shall be given to such party: (w) in the case of any Account Party, at the Company’s address or telex or telecopier number set forth on the Company’s signature page hereof, (x) in the case of the Administrative Agent, at its address or telex or telecopier number set forth on its respective signature page hereof, (y) in the case of any Bank, at its address or telex or telecopier number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or telex or telecopier number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid and return receipt requested, (iii) if given by telecopier, when transmitted to the telecopier number specified in this Section or (iv) if given by any other means, when delivered at the relevant address specified by such party pursuant to this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

SECTION 10.02. No Waivers. No failure or delay by the Administrative Agent or any Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise

Third Amended and Restated Letter of Credit and Reimbursement Agreement

thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 10.03. Expenses; Indemnification; Non-Liability of Banks.

(a) The Company shall pay (i) all out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of counsel including costs allocated to in-house counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify the Administrative Agent, each Bank and each Confirming Bank, their Affiliates and the respective directors, officers, agents, advisors and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel and costs of settlement, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) relating to or arising out of this Agreement or any actual or proposed use of proceeds of Letters of Credits or the proceeds thereof; provided that no Indemnitee shall have the right to be indemnified hereunder for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction or for the breach by such Indemnitee of its obligations hereunder or, in the case of a Confirming Bank, under its Confirming Bank Agreement.

SECTION 10.04. Sharing of Set-Offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate reimbursement obligation or interest due with respect to any LC Disbursement made by it under a Committed Letter of Credit which is greater than the proportion received by any other Bank in respect of the aggregate reimbursement obligation or interest due, as the case may be, with respect to any LC Disbursement made by such other Bank under such Letter of Credit, the Bank receiving such proportionately greater payment shall purchase such participations in the LC Exposure by the other Banks under such Letter of Credit, and such other adjustments shall be made, as may be required so that all such payments of reimbursement obligations and interest with respect to LC Disbursements made by the Banks under such Letter of Credit shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the applicable Account Party other than its indebtedness under this Agreement. Each Account Party agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in any LC Exposure, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of such Account Party in the amount of such participation.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

SECTION 10.05. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by each Account Party and the Required Banks or by the Administrative Agent (with the consent of the Required Banks) (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that the Administrative Agent may, with the consent of the Company (which shall not be unreasonably withheld), specify by notice to the Banks modifications in the procedures set forth in Section 2.01(b); provided, further, that the consent of each Bank affected thereby shall be required with respect to any amendment, waiver or modification that (i) increases the amount or extends the expiry date of the Commitment of any Bank, increases the LC Exposure of such Bank or otherwise subjects any Bank to any additional obligation, (ii) reduces the reimbursement obligation of any Account Party in respect of any LC Disbursement, the rate or amount of interest thereon or any fees payable to such Bank hereunder, (iii) postpones the scheduled date for reimbursement of any LC Disbursement, or any interest thereon, or any fees payable hereunder, or waives or excuses any such payment, or postpones the scheduled date of expiration of any Commitment, or (iv) alters the manner in which reimbursement payments, interest or other amounts hereunder shall be applied as among the Banks; provided, further, that the consent of 100% of the Banks shall be required with respect to (x) any change in the percentage of the Commitments or of the LC Exposure or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (y) the release of any of the collateral provided for cover of the Committed LC Exposure pursuant to Sections 2.03(e) and 6.01 other than as expressly provided in Section 2.03(e) or (z) any change in the obligations of the Company under Article IX.

SECTION 10.06. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no Account Party may assign or otherwise transfer any of its rights or obligations under this Agreement, without the prior written consent of the Banks.

(b) Any Bank may at any time grant to one or more banks or other institutions (each a “Participant”) participating interests in its Commitment or any or all of its Letters of Credit. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Company and the Administrative Agent, such Bank shall remain solely responsible for the performance of its obligations hereunder, and the Account Parties and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Account Parties hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii), (iii), (iv), (x) or (y) of Section 10.05 without the consent of the Participant. Each Account Party agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its

Third Amended and Restated Letter of Credit and Reimbursement Agreement

participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

(c) Any Bank may at any time assign to one or more NAIC Approved Banks (each an “Assignee”) all, or a proportionate part of all, of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption executed by such Assignee and such transferor Bank, with (and subject to) the consent of the Company, which shall not be unreasonably withheld, and the Administrative Agent, which shall not be unreasonably withheld; provided that (i) if an Assignee is an Affiliate of any Bank or was a Bank immediately prior to such assignment, no such consent of the Company shall be required and (ii) if an Assignee was a Bank immediately prior to such assignment, no such consent of the Administrative Agent shall be required; provided, further, that if an Event of Default occurs and is continuing under Section 6.01(a), 6.01(g) or 6.01(h) with respect to the Company, no such consent of the Company shall be required; provided, further, that such assignment may, but need not, include rights and/or obligations of the transferor Bank in respect of outstanding Alternative Currency Letters of Credit; and provided, further, that any such assignment (other than an assignment to another Bank or an Affiliate of any Bank or an assignment of the entire remaining amount of the transferor Bank’s Commitment and interests in outstanding Letters of Credit (other than Alternative Currency Letters of Credit)) shall be in an amount that is at least $5,000,000 unless otherwise agreed by the Account Parties and the Administrative Agent. Upon execution and delivery of such Assignment and Assumption and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. In connection with any such assignment, the transferor Bank or Assignee shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to the Company and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.02(d).

(d) Any Bank may at any time assign all or any portion of its rights under this Agreement to any Person to secure obligations of such Bank, including, without limitation, to one or more of the Federal Reserve Banks which comprise the Federal Reserve System. No such assignment shall release the transferor Bank from its obligations hereunder.

(e) No Assignee, Participant or other transferee of any Bank’s rights shall be entitled to receive any greater payment under Section 8.01 or 8.02 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made (i) with the Company’s prior written consent or by reason of the provisions of Section 8.01 or 8.02 requiring such Bank to designate a different Applicable Credit Office under certain

Third Amended and Restated Letter of Credit and Reimbursement Agreement

circumstances or (ii) at a time when the circumstances giving rise to such greater payment did not exist.

SECTION 10.07. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 10.08. New York Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

SECTION 10.09. Judicial Proceedings.

(a) Submission to Jurisdiction. Each Account Party hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Account Party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

(b) Appointment of Agent for Service of Process. Each Subsidiary Account Party irrevocably designates and appoints CT Corporation System, at its office in New York City, New York, U.S.A., as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 10.09(a) above in any federal or New York State court sitting in New York City. Each Subsidiary Account Party represents and warrants that such agent has agreed in writing to accept such appointment and that a true copy of such designation and acceptance has been delivered to the Administrative Agent. Said designation and appointment shall be irrevocable by each such Subsidiary Account Party until all reimbursement obligations, interest thereon and all other amounts payable hereunder shall have been paid in full in accordance with the provisions hereof and thereof or, if earlier, when such Subsidiary Account Party is terminated as an Account Party hereunder pursuant to Section 10.13. If such agent shall cease so to act, each such Subsidiary Account Party covenants and agrees to designate irrevocably and appoint without delay another such agent satisfactory to the Administrative Agent and to deliver promptly to the Administrative Agent evidence in writing of such other agent’s acceptance of such appointment.

(c) Service of Process. Each Account Party hereby consents to process being served in any suit, action or proceeding of the nature referred to in subsection (a) above in any federal or New York State court sitting in New York City by service of process upon its agent appointed as provided in subsection (b) above; provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to such Account Party at its address specified on the signature page hereof (or, in the case of any Subsidiary Account Party, on the signature page of the

Third Amended and Restated Letter of Credit and Reimbursement Agreement

Subsidiary Joinder Agreement to which it is a party) or to any other address of which such Account Party shall have given written notice to the applicable Bank. Each Account Party irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Account Party in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Account Party.

(d) No Limitation on Service or Suit. Nothing in this Section shall affect the right of the Administrative Agent or any Bank to serve process in any other manner permitted by law or limit the right of the Administrative Agent or any Bank to bring proceedings against any Account Party in the courts of any jurisdiction or jurisdictions.

SECTION 10.10. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 10.11. Confidentiality. The Administrative Agent and each Bank agree that they will maintain the confidentiality of, and will not use for any purpose (other than exercising its rights and enforcing its remedies hereunder), any written or oral information provided under this Agreement by or on behalf of the Account Parties (hereinafter collectively called “Confidential Information”), subject to the Administrative Agent’s and each Bank’s (a) obligation to disclose any such Confidential Information pursuant to a request or order under applicable laws and regulations or pursuant to a subpoena or other legal process, (b) right to disclose any such Confidential Information to its bank examiners, auditors, counsel and other professional advisors and to other Banks and to its subsidiaries and Affiliates and the subsidiaries and Affiliates of its holding company, provided that the Administrative Agent or such Bank, as the case may be, shall cause each such subsidiary or Affiliate to maintain the Confidential Information on the same terms as the terms provided herein, (c) right to disclose any such Confidential Information in connection with any litigation or dispute involving the Banks and the Company or any of its Subsidiaries and Affiliates and (d) right to provide such information to participants, prospective participants or prospective assignees pursuant to Section 10.06 or to such its prospective Confirming Bank or Confirming Bank if prior thereto such participant, prospective participant, prospective assignee, prospective Confirming Bank or Confirming Bank agrees in writing to maintain the confidentiality of such information on terms substantially similar to those of this Section as if it were a “Bank” party hereto. Notwithstanding the foregoing, any such information supplied to a Bank, participant, prospective participant, prospective assignee, prospective Confirming Bank or Confirming Bank under this Agreement shall cease to be Confidential Information if it is or becomes known to such Person by other than unauthorized disclosure, or if it is, at the time of disclosure, or becomes a matter of public knowledge. Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or under any other related document (and any employee, representative or other agent of any such party) may disclose to any and all Persons, without limitation of any kind, such party’s U.S. federal income tax treatment and the U.S. federal income tax structure of

Third Amended and Restated Letter of Credit and Reimbursement Agreement

the transactions contemplated herein relating to such party and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, no such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is reasonably necessary in order to comply with applicable securities laws.

SECTION 10.12. WAIVER OF JURY TRIAL. EACH OF THE ACCOUNT PARTIES, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 10.13. Joinder and Termination of Subsidiary Account Party.

(a) Any direct or indirect wholly-owned Subsidiary of the Company that is organized, licensed or regulated under applicable law as an insurance or reinsurance company may, with the consent of the Company, become a party to this Agreement as an Account Party by delivering an executed Subsidiary Joinder Agreement, substantially in the form of Exhibit C hereto, to the Administrative Agent for acceptance by it (which shall promptly notify the Banks), provided that on and as of the date of acceptance of such Subsidiary Joinder Agreement by the Administrative Agent (i) no Default shall have occurred and be continuing, (ii) each of the representations and warranties contained in this Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) shall be true with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (iii) the Administrative Agent shall have received, in respect of such proposed Subsidiary Account Party, a process agent acceptance letter substantially in the form of Exhibit F hereto and such other documents as the Administrative Agent shall reasonably request, which may include opinions of counsel and other documents that are consistent with conditions set forth in Section 3.02, each in form and substance satisfactory to the Administrative Agent.

(b) The Company may, at any time at which a Subsidiary Account Party shall not be an Account Party with respect to an outstanding Letter of Credit and which shall have no unpaid LC Disbursements or unpaid interest on any LC Disbursements, terminate such Subsidiary Account Party as an Account Party hereunder by delivering an executed notice thereof, substantially in the form of Exhibit H hereto, to the Administrative Agent (which shall promptly notify the Banks). Immediately upon the receipt by the Administrative Agent of such notice, all commitments of the Banks to issue Letters of Credit for account of such Subsidiary Account Party and all rights of such Subsidiary Account Party hereunder, shall terminate and such Subsidiary Account Party shall immediately cease to be an Account Party hereunder; provided that all obligations of such Subsidiary Account Party as an Account Party hereunder arising in respect of any period in which such Subsidiary Account Party was, or on account of any action or inaction by such Subsidiary Account Party as, an Account Party hereunder shall survive such termination.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

SECTION 10.14. Judgment Currency. If for the purposes of enforcing the obligations of any Account Party hereunder it is necessary to convert a sum due from such Person in the currency in which the relevant payment is due (the “Required Currency”) into another currency (the “Other Currency”), the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent and the Banks could purchase the Required Currency with the Other Currency at or about 11:00 a.m. (New York City time) on the Business Day preceding that on which final judgment is given. The obligations in respect of any sum due to the Administrative Agent and the Banks hereunder shall, notwithstanding any adjudication expressed in the Other Currency, be discharged only to the extent that on the Business Day following receipt by the Administrative Agent and the Banks of any sum adjudged to be so due in the Other Currency the Administrative Agent and the Banks may in accordance with normal banking procedures purchase the Required Currency with the Other Currency; if the amount of the Required Currency so purchased is less than the sum originally due to the Administrative Agent and the Banks in the Required Currency, the Company agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such adjudication, to indemnify the Administrative Agent and the Banks against such loss, and if the amount of the Required Currency so purchased exceeds the sum originally due to the Administrative Agent and the Banks, they shall remit such excess to the applicable Account Party.

Third Amended and Restated Letter of Credit and Reimbursement Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LINCOLN NATIONAL CORPORATION

By:
Name:
Title:

By:
Name:
Title:

Centre Square, West Tower
1500 Market Street, Suite 3900
Philadelphia, PA 19102-2112
Attention: Treasurer’s Office
Tel: (215) 448-1435
Fax: (215) 448-3954

Third Amended and Restated Letter of Credit and Reimbursement Agreement

SUBSIDIARY ACCOUNT PARTIES

LINCOLN NATIONAL REINSURANCE
COMPANY (BARBADOS) LIMITED

By:
Name:
Title:

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

BANKS

JPMORGAN CHASE BANK,
Individually and as Administrative Agent

By:
Name:
Title:

Address for Notices (for the Administrative Agent):

JPMorgan Chase Bank
10420 Highland Manor Drive
4th Floor
Tampa, Florida 33610

Attention:	Standby Letter of Credit Department
Mumta Dayal
Tel: (813) 432-6358
Fax: (813) 432-5162

with copies to:

JPMorgan Chase Bank
1111 Fannin Street
10th Floor
Houston, Texas 77002-8069
Attention:	Loan and Agency Department
Carla Kinney
Tel: (713) 750-3560
Fax: (713) 750-2223

and:

JPMorgan Chase Bank
270 Park Avenue
4th Floor
New York, NY 10017
Attention:	Heather Lindstrom
Tel: (212) 270-9839
Fax: (212) 270-1511

Third Amended and Restated Letter of Credit and Reimbursement Agreement

THE BANK OF NEW YORK

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

CITICORP USA, INC.

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

MELLON BANK, N.A.

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

WACHOVIA BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

KEY BANK NATIONAL ASSOCIATION

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

ABN AMRO BANK N.V.

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

BANK ONE, NA

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

FLEET NATIONAL BANK

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

HSBC BANK USA

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

THE BANK OF TOKYO-MITSUBISHI, LTD.

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

THE NORTHERN TRUST COMPANY

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

US BANK NATIONAL ASSOCIATION

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

BANK OF AMERICA, N.A.

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

FIFTH THIRD BANK

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

NORDDEUTSCHE LANDESBANK GIROZENTRALE

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

PNC BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

SOCIETE GENERALE

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

THE BANK OF NOVA SCOTIA

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

NATIONAL CITY BANK

By:
Name:
Title:

Third Amended and Restated Letter of Credit and Reimbursement Agreement

SCHEDULE I

Commitments

(As of December 11, 2003)

Bank	Commitment ($)
JPMorgan Chase Bank	44,000,000
The Bank of New York	36,666,667
Citicorp USA, Inc.	36,666,667
Mellon Bank, N.A.	36,666,667
Wachovia Bank, National Association	36,666,667
Key Bank National Association	36,666,667
ABN AMRO Bank N.V.	27,500,000
Bank One, NA	27,500,000
Fleet National Bank	27,500,000
HSBC Bank USA	27,500,000
The Bank of Tokyo-Mitsubishi, Ltd.	27,500,000
The Northern Trust Company	27,500,000
Wells Fargo Bank, National Association	27,500,000
US Bank National Association	27,500,000
Bank of America, N.A.	14,666,667
Fifth Third Bank	14,666,667
Norddeutsche Landesbank Girozentrale	14,666,667
PNC Bank, National Association	14,666,667
Societe Generale	14,666,667
The Bank of Nova Scotia	14,666,667
National City Bank	14,666,667
Total Commitments	$550,000,000

Schedule I (Commitments)

SCHEDULE II

List of Restricted Subsidiaries

Lincoln National Life Insurance Company

Schedule II (Restricted Subsidiaries)

EXHIBIT A

Form of Assignment and Assumption

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the credit transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________

2.	Assignee:	____________________________

[and is an Affiliate of [identify Bank]]

3.	Account Party:	[ ]

4.	Administrative Agent:	JPMorgan Chase Bank, as the administrative agent under the Credit Agreement

Exhibit A (Assignment and Assumption)

5.	Credit Agreement:	The $550,000,000 Third Amended and Restated Letter of Credit and Reimbursement Agreement dated as of December 11, 2003 between Lincoln National Corporation, the Subsidiary Account Parties party thereto, the Banks party thereto and JPMorgan Chase Bank, as Administrative Agent

6.	Assigned Interest:

Facility Assigned[1]	Aggregate Amount of Commitment/ LC Exposure for all Banks	Amount of Commitment/LC Exposure Assigned	Percentage Assigned of Commitment/LC Exposure[2]
	$	$	%
	$	$	%
	$	$	%

Effective Date:                              , 200   [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[1]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Loan Commitment,” etc.).

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/LC Exposure of all Banks thereunder.

Exhibit A (Assignment and Assumption)

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Exhibit A (Assignment and Assumption)

[Consented to and][3] Accepted:

JPMORGAN CHASE BANK, as Administrative Agent

By:
Name:
Title:

[Consented to and][4]

LINCOLN NATIONAL CORPORATION

By:
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[4]	To be added only if the consent of the Company is required by the terms of the Credit Agreement.

Exhibit A (Assignment and Assumption)

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a Bank that is not incorporated under the laws of the United States of America or any state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of reimbursement obligations, interest, fees and other amounts) to the Assignor for amounts which have accrued to

Annex I

but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex I

EXHIBIT B

[Form of Confirming Bank Agreement]

[Letterhead of Issuing Bank]

                    , 20

[Name of Confirming Bank]

[Address]

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Letter of Credit and Reimbursement Agreement dated as of December 11, 2003 (as amended, restated, supplemented and otherwise modified and in effect on the date hereof, the “Credit Agreement”), among Lincoln National Corporation, the Subsidiary Account Parties party thereto, the Banks party thereto, and JPMorgan Chase Bank, as Administrative Agent for the Banks. Terms defined in the Credit Agreement are used herein with the same meanings.

The undersigned is an Issuing Bank under the Credit Agreement but is not on the date hereof a bank listed on the most current Bank List of banks approved by the NAIC. Accordingly, in order to be an “NAIC Bank” for the purposes of the Credit Agreement, the undersigned hereby requests that you be a Confirming Bank with respect to the undersigned for the purposes of the Credit Agreement and each Letter of Credit issued thereunder.

By your signature below, you undertake that any draft drawn under and in strict compliance with the terms of any Letter of Credit issued under the Credit Agreement will be duly honored by you as if, and to the extent, you were the Issuing Bank under such Letter of Credit. Notwithstanding the foregoing, your liability under all Letters of Credit at any one time issued under the Credit Agreement shall be limited to an amount (the “Liability Limit”) equal to the Commitment of the undersigned under the Credit Agreement in effect on the date hereof (an amount equal to $            ), as such Liability Limit may be increased after the date hereof with your prior written consent by reason of an increase in the Commitment of the undersigned under the Credit Agreement. In addition, you hereby irrevocably appoint and designate the Administrative Agent as your attorney-in-fact, acting through any duly authorized officer of JPMCB, to execute and deliver, at any time prior to the Commitment Termination Date in effect on the date of this letter agreement, in your name and on your behalf each Letter of Credit to be confirmed by you in accordance herewith and with the Credit Agreement. You agree that, promptly upon the request of the Administrative Agent, you will furnish to the Administrative Agent such powers of attorney or other evidence as any beneficiary of any Letter of Credit may

Exhibit B (Confirming Bank Agreement)

reasonably request in order to demonstrate that the Administrative Agent has the power to act as attorney-in-fact for you in connection with the execution and delivery of such Letter of Credit.

In consideration of the foregoing, the undersigned agrees that if you shall make any LC Disbursement in respect of any Letter of Credit, regardless of the identity of the account party of such Letter of Credit, the undersigned shall reimburse you by paying to you an amount equal to the amount of the LC Disbursement made by you, such payment to be made not later than noon, New York City time, on (i) the Business Day that the undersigned receives notice of such LC Disbursement, if such notice is received prior to 10:00 a.m., New York City time, or (ii) the Business Day immediately following the day that the undersigned receives such notice, if such notice is received on a day which is not a Business Day or is not received prior to 10:00 a.m., New York City time, on a Business Day. The undersigned’s obligations to reimburse you as provided in the foregoing sentence shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this letter agreement under any and all circumstances whatsoever, and irrespective of any event or circumstance of the type described in Section 2.04(b) of the Credit Agreement (or of any analogous event or circumstance relating to the undersigned).

If any LC Disbursement is made by you, then, unless the undersigned shall reimburse the amount of such LC Disbursement to you in full on the date such LC Disbursement is made by you, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date of reimbursement, at the rate per annum equal to (i) the Federal Funds Effective Rate to but excluding the date three Business Days after such LC Disbursement and (ii) from and including the date three Business Days after such LC Disbursement, 2% plus the Federal Funds Effective Rate.

This letter agreement shall be governed by and construed in accordance with the law of the State of New York.

Exhibit B (Confirming Bank Agreement)

Please indicate your acceptance of the foregoing terms and conditions by signing the three enclosed copies of this letter agreement and returning (a) one such signed copy to the undersigned at the address indicated above, (b) one such signed copy to the Administrative Agent at JPMorgan Chase Bank, 1111 Fannin Street, 10th Floor, Houston, Texas 77002-8069, Attention Loan and Agency Department (Telecopy No. (212) 750-2223) and (c) one such signed copy to the Company at its address specified in Section 10.01 of the Credit Agreement.

[NAME OF ISSUING BANK]

By
Title:

AGREED AS AFORESAID:

[NAME OF CONFIRMING BANK]

By
Title:

Exhibit B (Confirming Bank Agreement)

EXHIBIT C

[Form of Subsidiary Joinder Agreement]

[                    ], 200[  ]

To JPMorgan Chase Bank,

as Administrative Agent

270 Park Avenue

New York, New York 10017

Each of the Banks party to the

Credit Agreement referred to below

Re:	Subsidiary Joinder Agreement

Ladies and Gentlemen:

Reference is made to the Third Amended and Restated Letter of Credit and Reimbursement Agreement (the “Credit Agreement”) dated as of December 11, 2003 among Lincoln National Corporation (the “Company”), the Subsidiary Account Parties party thereto, the Banks party thereto and JPMorgan Chase Bank, as the Administrative Agent (the “Administrative Agent”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement.

The Company and the “Subject Subsidiary” (as identified on the signature pages below), have executed and hereby deliver this Subsidiary Joinder Agreement, pursuant to Section 10.13(a) of the Credit Agreement, in order to designate the Subject Subsidiary as a Subsidiary Account Party to the Credit Agreement.

Accordingly, the Company and the Subject Subsidiary hereby represent and warrant and agree that as of the “Effective Date” (as defined below):

1. the Subject Subsidiary is a direct or indirect wholly-owned Subsidiary of the Company;

2. the Subject Subsidiary is subject to and bound by each of the obligations, of an Account Party, including a Subsidiary Account Party, contained in the Credit Agreement as if the Subject Subsidiary were an original signatory to such Credit Agreement;

3. each of the representations and warranties contained in the Credit Agreement (other than the representations and warranties set forth in Sections 4.04(e) and 4.05 thereof as to any matter which has theretofore been disclosed in writing by the Account Parties to the Banks) are true with the same force and effect as if made on and as of the

Exhibit C (Subsidiary Joinder Agreement)

Effective Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

4. the Guarantee of the Company contained in Article IX of the Credit Agreement applies to all of the obligations of the Subject Subsidiary pursuant thereto;

5. the Subject Subsidiary’s addresses for notices, other communications and service of process provided for in the Credit Agreement shall be given in the manner, and with the effect, specified in Sections 10.01 and 10.09(c) of the Credit Agreement to it at its “Address for Notices” specified on the signature pages below; and

6. the Subject Subsidiary shall deliver to the Administrative Agent a process agent acceptance letter substantially in the form of Exhibit F to the Credit Agreement and such other documents as the Administrative Agent shall reasonably request, including opinions of counsel and other documents that are consistent with conditions set forth in Section 3.02 of the Credit Agreement, each in form and substance satisfactory to the Administrative Agent.

This Subsidiary Joinder Agreement shall become effective as of the date (the “Effective Date”) on which the Administrative Agent accepts this Subsidiary Joinder Agreement as provided on the signature pages below. As of the Effective Date, the Subject Subsidiary shall be entitled to the rights, and subject to the obligations, of an Account Party, including a Subsidiary Account Party, contained in the Credit Agreement. Except as expressly herein agreed with respect to the joinder of the Subject Subsidiary as a Subsidiary Account Party, the Credit Agreement shall remain unchanged and in full force and effect.

This Subsidiary Joinder Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement. This Subsidiary Joinder Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit C (Subsidiary Joinder Agreement)

COMPANY

LINCOLN NATIONAL CORPORATION

By:
Name:
Title:

SUBJECT SUBSIDIARY

[ ]
a [ ] [corporation]

By:
Name:
Title:

Address for Notices

[ ]
[ ]
[ ]

Attn:

Tel:[ ]
Fax:[ ]

Agreed and Accepted:

this [ ] [th] day of
[ ], 200[ ]

JPMORGAN CHASE BANK, as Administrative Agent

By:
Name:
Title

Exhibit C (Subsidiary Joinder Agreement)

EXHIBIT D

OPINION OF GENERAL

COUNSEL OF THE COMPANY

December 11, 2003

To the Banks and the Administrative Agent

    referred to below

c/o JPMorgan Chase Bank,

as Administrative Agent

270 Park Avenue

New York, NY 10017

Dear Sirs:

I refer to the Third Amended and Restated Letter of Credit and Reimbursement Agreement (the “Credit Agreement”) dated as of December 11, 2003 among Lincoln National Corporation (the “Company”), and the Subsidiary Account Parties party thereto, the Banks party thereto and the Administrative Agent. Terms defined in the Credit Agreement are used herein as therein defined. I am General Counsel of the Company and am admitted to practice law in the State of Indiana. This opinion is being rendered to you at the request of the Company.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of fact and law, as I have deemed necessary or advisable for purposes of this opinion. I have also assumed that the Credit Agreement has been duly authorized, executed and delivered by each of the Banks referred to therein and the Administrative Agent and is enforceable in accordance with its terms against such parties. As to certain matters of fact, I have relied upon information obtained from officers and employees of the Company and from public officials believed by me to be responsible.

Upon the basis of the foregoing, I am of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing under the laws of the State of Indiana, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Company is duly qualified to do business, and is in good standing, in every other jurisdiction where such qualification is required.

2.

The execution, delivery and performance by the Company of the Credit Agreement are within the Company’s corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing

Exhibit D (Opinion of General Counsel)

with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the articles of incorporation or by-laws of the Company or of any material agreement, injunction, order, decree or other instrument binding upon the Company or any of its Restricted Subsidiaries or result in the creation or imposition of any Lien on any asset of the Company or any of its Restricted Subsidiaries.

3.	The Credit Agreement has been duly executed and delivered by the Company.

4.	If the Credit Agreement were stated to be governed by and construed in accordance with the law of the State of Indiana or if a court of the State of Indiana were to apply the law of the State of Indiana to the Credit Agreement, the Credit Agreement would constitute a valid and binding agreement of the Company enforceable in accordance with its terms.

5.	There is no action, suit or proceeding pending against or, to the best of my knowledge after reasonable inquiry, threatened, against the Company or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official (a) in which there is a reasonable possibility of an adverse decision in an amount in excess of $100,000,000 which could materially adversely affect the business, financial position or results of operations of the Company and its Consolidated Subsidiaries, considered as a whole, or (b) which in any manner draws into question the validity or enforceability of the Credit Agreement.

6.	Each of the Company’s Restricted Subsidiaries is a corporation validly existing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

The foregoing opinions are subject to the following comments and qualifications:

(A) The opinions set forth in paragraph 4 above are subject to the qualification that the binding effect and enforceability of the Credit Agreement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights, and (ii) the application of general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(B) The enforceability of Sections 7.06, 7.07 and 10.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

Exhibit D (Opinion of General Counsel)

(C) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(D) Section 9.02 of the Credit Agreement may not be enforceable to the extent that the obligations of any Subsidiary Account Party under the Credit Agreement are materially modified.

(E) I express no opinion as to (i) the effect of the laws of any jurisdiction in which any Bank is located (other than the State of Indiana) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the last sentence of Section 10.04 of the Credit Agreement, (iii) the first sentence of Section 10.09(a) of the Credit Agreement, insofar as such sentence relates to the subject matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (iv) the waiver of inconvenient forum set forth in the last sentence of Section 10.09(a) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York and (v) Section 10.14 of the Credit Agreement.

(F) I wish to point out with reference to obligations stated to be payable in an Alternative Currency that a judgment rendered by a United States Federal court sitting in the State of Indiana in respect of an obligation denominated in an Alternative Currency may be expressed in Dollars, but I express no opinion as to the rate of exchange such Federal court would apply.

(G) I also wish to point out that provisions of the Credit Agreement which permit the Administrative Agent or the Banks to take actions or make determinations may be subject to a requirement that such actions be taken or such determinations be made on a reasonable basis and in good faith.

I do not herein express any opinion as to any matters governed by any law other than the law of the State of Indiana and the United States of America.

This opinion is rendered only with respect to law in effect as of the date hereof. I assume no responsibility for updating this opinion to take into account any event, action, interpretation or change of law occurring subsequent to the date hereof which may affect the validity of any of the opinions expressed herein.

This opinion is furnished by me solely for your benefit for use in connection with the transactions contemplated by the Credit Agreement and it may not be relied upon by any other Person.

Very truly yours,

Dennis L. Schoff, Esq.
General Counsel

Exhibit D (Opinion of General Counsel)

EXHIBIT E

OPINION OF

MILBANK, TWEED, HADLEY & MCCLOY LLP,

SPECIAL NEW YORK COUNSEL TO JPMCB

December 11, 2003

To the Banks and the Administrative Agent

referred to below

c/o JPMorgan Chase Bank,

as Administrative Agent

270 Park Avenue

New York, NY 10017

Dear Sirs:

We have acted as special New York counsel to JPMorgan Chase Bank in connection with the Third Amended and Restated Letter of Credit and Reimbursement Agreement (the “Credit Agreement”) dated as of December 11, 2003, among Lincoln National Corporation (the “Company”), Lincoln National Reinsurance Company (Barbados) Limited (“LN (Barbados)”) and The Lincoln National Life Insurance Company as Subsidiary Account Parties party thereto (the “Subsidiary Account Parties”), the Banks party thereto and the Administrative Agent. Terms defined in the Credit Agreement are used herein as defined therein. This opinion letter is being delivered pursuant to Section 3.02(c) of the Credit Agreement. The Company and the Subsidiary Account Parties party to the Credit Agreement on the date hereof are herein referred to as the “Obligors”.

In rendering the opinions expressed below, we have examined an executed counterpart of the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement.

In rendering the opinions expressed below, we have assumed, with respect to all of the documents referred to in this opinion letter, that:

(i)	such documents have been duly authorized by, have been duly executed and delivered by, and (except to the extent set forth in the opinions expressed below as to the Obligors) constitute legal, valid, binding and enforceable obligations of, all of the parties to such documents;

Exhibit E (Opinion of Milbank, Tweed, Hadley & McCloy LLP)

(ii)	all signatories to such documents have been duly authorized;

(iii)	all of the parties to such documents are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents; and

(iv)	all authorizations, approvals or consents of (including without limitation all foreign exchange control approvals), and all filings or registrations with, any governmental or regulatory authority or agency of Barbados (including the central bank of Barbados) required for the making and performance by LN (Barbados) of the Credit Agreement have been obtained or made and are in effect.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes the legal, valid and binding obligation of each Obligor, enforceable against such Obligor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally and to the possible judicial application of foreign laws or governmental action affecting the rights of creditors generally and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are subject to the following comments and qualifications:

(A) The enforceability of Sections 7.06, 7.07 and 10.03 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct.

(B) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

(C) Section 9.02 of the Credit Agreement may not be enforceable to the extent that the obligations of any Subsidiary Account Party under the Credit Agreement are materially modified.

(D) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Bank is located (other than the State of New York) that limit the interest, fees or other charges such Lender may impose for the loan or use of money or other credit, (ii) the last sentence of Section 10.04 of the Credit Agreement, (iii) the first sentence of Section 10.09(a) of the Credit Agreement, insofar as such sentence relates to the subject

Exhibit E (Opinion of Milbank, Tweed, Hadley & McCloy LLP)

matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (iv) the waiver of inconvenient forum set forth in the last sentence of Section 10.09(a) of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York and (v) Section 10.14 of the Credit Agreement.

(E) We wish to point out with reference to obligations stated to be payable in an Alternative Currency that (i) a New York statute provides that a judgment rendered by a court of the State of New York in respect of an obligation denominated in any Alternative Currency would be rendered in such Alternative Currency and would be converted into Dollars at the rate of exchange prevailing on the date of entry of such judgment and (ii) a judgment rendered by a United States Federal court sitting in the State of New York in respect of an obligation denominated in an Alternative Currency may be expressed in Dollars, but we express no opinion as to the rate of exchange such Federal court would apply.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

At the request of our client, this opinion letter is, pursuant to Section 3.02(c) of the Credit Agreement, provided to you by us in our capacity as special New York counsel to JPMCB and may not be relied upon by any Person other than you or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without, in each instance, our prior written consent.

Very truly yours,

WJM/RJW

Exhibit E (Opinion of Milbank, Tweed, Hadley & McCloy LLP)

EXHIBIT F

[Form of Process Agent Acceptance]

CT Corporation System

[                ], 2000

To:	JPMorgan Chase Bank (the “Administrative Agent”)

Ladies and Gentlemen:

In respect of the Third Amended and Restated Letter of Credit and Reimbursement Agreement (the “Credit Agreement”) dated as of December 11, 2003 among Lincoln National Corporation (the “Company”), Subsidiary Account Parties party thereto, the Banks party thereto and the Administrative Agent, the undersigned hereby accepts the irrevocable designation and appointment of it as of the date hereof as agent for [                ] to accept and acknowledge service of any and all process, as contemplated by Section 10.09(b) of the Credit Agreement and otherwise as provided thereby, such acceptance to remain in effect until the Credit Agreement shall have been terminated and all obligations thereunder of [                ] shall have been paid in full.

The undersigned agrees to give the Administrative Agent or the Company, as applicable, immediate notice by telephone, fax, telex, cable or any other means of instant communication upon receipt of all papers served upon the undersigned pursuant to such appointment and to forward promptly to the Administrative Agent or the Company, as applicable, all such papers served pursuant to such appointment by reputable overnight carrier.

Very truly yours,

CT CORPORATION SYSTEM

By:
Title:

Exhibit F (Process Agent Acceptance)

EXHIBIT G

SUBSIDIARY TERMINATION NOTICE

[Date]

To:	JPMorgan Chase Bank (the “Administrative Agent”)

From:	Lincoln National Corporation (the “Company”)

Re:	Third Amended and Restated Letter of Credit and Reimbursement Agreement (the “Credit Agreement”) dated as of December 11, 2003 among the Company, the Subsidiary Account Parties party thereto, the Banks party thereto (the “Banks”) and the Administrative Agent

The Company hereby gives notice pursuant to Section 10.13(b) of the Credit Agreement that, effective as of the date hereof, [                ] is terminated as an Account Party under the Credit Agreement and all commitments by the Banks to issue Letters of Credit for account of such Account Party under the Credit Agreement are hereby terminated.

Pursuant to Section 10.13(b) of the Credit Agreement, the Company hereby certifies that there is no LC Exposure outstanding with respect to any Letter of Credit with respect to which [                ] is the Account Party.

All obligations of [                ] arising in respect of any period in which [                ] was, or on account of any action or inaction taken by [                ] as, an Account Party under the Credit Agreement shall survive the termination effected by this notice.

Terms used herein have the meanings assigned to them in the Credit Agreement.

LINCOLN NATIONAL CORPORATION

By
Authorized Officer

Exhibit G (Subsidiary Termination Notice)